File No. 812-

EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d)

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

In the Matter of the Application of:

FLAT ROCK GLOBAL, LLC
FLAT ROCK OPPORTUNITY FUND

FLAT ROCK CORE INCOME FUND

FLAT ROCK ENHANCED INCOME FUND

680 S. Cache Street, Suite 100

Jackson, WY 83001

APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE

INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT

COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE

PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE

INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

Robert K. Grunewald

Chief Executive Officer

680 S. Cache Street, Suite 100

Jackson, WY 83001

(307) 500-5200

robert@flatrockglobal.com

Copies to:

Owen J. Pinkerton, Esq.

Anne Oberndorf, Esq.

Krisztina Nadasdy, Esq.

Eversheds Sutherland (US) LLP

700 Sixth Street, N.W., Suite 700

Washington, DC 20001

(202) 383-0262

February 17, 2026

UNITED STATES OF AMERICA
BEFORE THE
SECURITIES AND EXCHANGE COMMISSION

IN THE MATTER OF FLAT ROCK GLOBAL, LLC FLAT ROCK OPPORTUNITY FUND FLAT ROCK CORE INCOME FUND FLAT ROCK ENHANCED INCOME FUND	: : : : : : : : : : : : : : : : : : :	APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

680 S. Cache Street, Suite 100

Jackson, WY 83001

File No. 812-

I.	SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder. The Order would supersede the exemptive order issued by the Commission on January 25, 2022 pursuant to Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 under the 1940 Act permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act (the “Prior Order”), with the result that no person will continue to rely on the Prior Order if the Order is granted.2

•	Flat Rock Opportunity Fund (“FROPX”), Flat Rock Core Income Fund (“CORFX”) and Flat Rock Enhanced Income Fund (“FRBBX”), each a Delaware statutory trust that is registered under the 1940 Act as a closed-end management investment company and operated as an “interval fund” pursuant to Rule 23c-3 under the 1940 Act (FROPX, CORFX and FRBBX, together, the “Existing Regulated Funds”);

1	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.

2	Flat Rock Global, LLC, et al. (File No. 812-15223), Release No. 34457 (December 29, 2021) (notice), Release No. 34481 (January 25, 2022) (order).

2

•	Flat Rock Global, LLC, the investment adviser to the Existing Regulated Funds (the “Existing Adviser” and, together with the Existing Regulated Funds, the “Applicants”),[3] on behalf of itself and its successors.[4]

The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund5 and one or more Affiliated Entities6 to engage in Co-Investment Transactions7 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”8 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.9

[3]	All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

[4]	The term “successor” an entity that results from a reorganization into another jurisdiction or change in the type of business organization.

[5]	“Regulated Fund” means the Existing Regulated Funds and any Future Regulated Funds. “Future Regulated Fund” means an entity (a) that is a closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.s

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

[6]	“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates (other than an open-end investment company registered under the 1940 Act), and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates (other than of an open-end investment company registered under the 1940 Act), that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

[7]	“Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.

[8]	“Adviser” means the Existing Adviser and any other investment adviser controlling, controlled by, or under common control with the Existing Adviser. The term “Adviser” also includes any internally-managed Regulated Fund.

[9]	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

3

II.	GENERAL DESCRIPTION OF THE APPLICANTS

A.	Existing Regulated Funds

FROPX

FROPX was formed as a Delaware statutory trust under the Delaware Statutory Trust Act on February 12, 2018. FROPX is an externally managed, non-diversified, closed-end management investment company that operates as an interval fund pursuant to Rule 23c-3 under the 1940 Act. FROPX has elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and intends to continue to qualify as a RIC in the future. FROPX’s principal executive office is located at 680 S. Cache Street, Suite 100, Jackson, Wyoming 83001.

FROPX’s investment objective is to generate current income and, as a secondary objective, long-term capital appreciation. FROPX primarily invests in the equity and, to a lesser extent, in the junior debt tranches of collateralized loan obligations (“CLOs”). FROPX has a three-member board (the “FROPX Board”), of which two members are not “interested” persons of FROPX within the meaning of Section 2(a)(19) of the 1940 Act.10

CORFX

CORFX was formed as a Delaware statutory trust under the Delaware Statutory Trust Act on June 11, 2020. CORFX is an externally managed, diversified, closed-end management investment company that operates as an interval fund pursuant to Rule 23c-3 under the 1940 Act. CORFX has elected to be treated as a RIC under Subchapter M of the Code, and intends to continue to qualify as a RIC in the future. CORFX’s principal executive office is located at 680 S. Cache Street, Suite 100, Jackson, Wyoming 83001.

CORFX’s investment objective is the preservation of capital while generating current income from its investments and seeking to maximize the portfolio’s total return. CORFX pursues its investment objective by investing in a portfolio composed primarily of senior secured loans of U.S. middle-market companies. CORFX has a four-member board (the "CORFX Board"), of which three members are not “interested” persons of CORFX within the meaning of Section 2(a)(19) of the 1940 Act.

FRBBX

FRBBX was formed as a Delaware statutory trust under the Delaware Statutory Trust Act on April 19, 2022. FRBBX is an externally managed, non-diversified, closed-end management investment company that operates as an interval fund pursuant to Rule 23c-3 under the 1940 Act. FRBBX has elected to be treated as a RIC under Subchapter M of the Code, and intends to continue to qualify as a RIC in the future. FRBBX’s principal executive office is located at 680 S. Cache Street, Suite 100, Jackson, Wyoming 83001.

[10]	The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(l 9) of the 1940 Act.

4

FRBBX’s investment objective is to generate current income and, as a secondary objective, long-term capital appreciation. FRBBX primarily invests in junior debt tranches of CLOs. FRBBX has a four member board (the "FRBBX Board" and, together with the FROPX Board, the CORFX Board, and any Future Regulated Fund’s board of directors, the “Board”), of which three members are not “interested” persons of FRBBX within the meaning of Section 2(a)(19) of the 1940 Act.

B.	Existing Adviser

The Existing Adviser serves as the investment adviser to the Existing Regulated Funds. The Existing Adviser is a Wyoming limited liability company and is a registered investment adviser with the SEC under the Investment Advisers Act of 1940, as amended.

Under the terms of an investment advisory agreement with each Existing Regulated Fund, the Existing Adviser, among other things, manages the investment portfolio, directs purchases and sales of portfolio securities and reports thereon to each Existing Regulated Fund’s officers and trustees regularly.

III.	ORDER REQUESTED

The Applicants request an Order of the Commission pursuant to Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

A.	Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”11 in which the fund is a participant without first obtaining an order from the SEC.

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

[11]	Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking …”

5

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B.	Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to a closed-end fund or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). With respect to the Existing Adviser and any other Advisers that are deemed to be affiliated persons of the Existing Adviser, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with the Existing Adviser and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act.

C.	Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1. Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.12

2. Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,13 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,14 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

[12]	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.

[13]	Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act.

[14]	Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

6

3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.15

4. No Remuneration. Any transaction fee16 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.17

[15]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.

[16]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

[17]	The Affiliated Entities may adopt shared Co-Investment Policies.

7

6. Dispositions:

(a) Prior to any Disposition18 by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

(b) Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.19

7. Board Oversight

(a) Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b) Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c) At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d) Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

[18]	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.

[19]	“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

8

(e) The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

8. Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).20

9. In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

A.	Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

B.	Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-1 by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

[20]	If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

9

V.	PRECEDENTS

The Commission has previously issued orders21 permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions, including substantially identical relief22 recently granted by the Commission, which applications have been identified by Applicants as substantially identical to the Application pursuant to Rule 0-5(e)(3) under the 1940 Act (together, the “Existing Orders”). Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

VI.	PROCEDURAL MATTERS

A.	Communications

Please address all communications concerning this Application, the Notice and the Order to:

Robert K. Grunewald

Chief Executive Officer

Flat Rock Global, LLC

680 S. Cache Street, Suite 100

Jackson, WY 83001

(307) 500-5200

robert@flatrockglobal.com

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

Owen J. Pinkerton, Esq.

Anne Oberndorf, Esq.

Krisztina Nadasdy, Esq.

Eversheds Sutherland (US) LLP

700 Sixth Street, N.W.

Washington, DC 20001

(202) 383-0262

owenpinkerton@eversheds-sutherland.com

anneoberndorf@eversheds-sutherland.com

krisztinanadasdy@eversheds-sutherland.com

[21]	See, e.g., FS Credit Opportunities Corp., et al. (File No. 812-15706), Release No. IC-35520 (April 3, 2025) (notice), Release No. IC-35561 (April 29, 2025) (order); Sixth Street Specialty Lending, Inc. et al. (File No. 812-15729), Release No. IC-35531 (April 10, 2025) (notice), Release No. IC-35570 (May 6, 2025) (order); Blue Owl Capital Corporation, et al. (File No. 812-15715), Release No. IC-35530 (April 9, 2025) (notice), Release No. IC-35573 (May 6, 2025) (order); BlackRock Growth Equity Fund LP, et al. (File No. 812-15712), Release No. IC-35525 (April 8, 2025) (notice), Release No. IC-35572 (May 6, 2025) (order).

[22]	See Forum Real Estate Income Fund, et al. (File No. 812-15907) Release No. IC-35899 (January 14, 2026) (notice), Release No. IC-35949 (February 10, 2026) (order); Hamilton Lane Private Assets Fund, et al. (File No. 812-15888) Release No. IC-35903 (January 14, 2026) (notice), Release No. IC-35947 (February 10, 2026) (order).

10

B.	Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of each Existing Regulated Fund pursuant to resolutions duly adopted by each Board. Copies of the resolutions are attached hereto as Exhibit B.

Pursuant to Rule 0-2(c), Applicants hereby state that each Applicant has authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Sections 17(d) and 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he has duly executed the Application for and on behalf of the applicable entity listed; that he is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

In accordance with Rule 0-5(d) under the 1940 Act, Applicants request expedited review of the Application by the Commission. In accordance with Rule 0-5(e)(2) under the 1940 Act, included as Exhibit C to this Application are two marked copies of the Application showing changes from the final versions of two recent applications identified by Applicants as substantially identical to the Application pursuant to Rule 0-5(e)(3) under the 1940 Act.

The Applicants have caused this Application to be duly signed on their behalf on the 17th day of February, 2026.

FLAT ROCK GLOBAL, LLC

By:	/s/ Ryan Ripp
Name:	Ryan Ripp
Title:	Chief Financial Officer

FLAT ROCK OPPORTUNITY FUND

By:	/s/ Ryan Ripp
Name:	Ryan Ripp
Title:	Chief Financial Officer

FLAT ROCK CORE INCOME FUND

By:	/s/ Ryan Ripp
Name:	Ryan Ripp
Title:	Chief Financial Officer

FLAT ROCK ENHANCED INCOME FUND

By:	/s/ Ryan Ripp
Name:	Ryan Ripp
Title:	Chief Financial Officer

11

EXHIBIT INDEX

Verifications Pursuant to Rule 0-2(d)	Exhibit A
Resolutions of the Board of Trustees of Flat Rock Opportunity Fund, Flat Rock Core Income Fund and Flat Rock Enhanced Income Fund	Exhibit B
Two Marked Copies of the Application Pursuant to Rule 0-5(e)	Exhibit C

12

EXHIBIT A

VERIFICATION

The undersigned states that he has duly executed the foregoing Application for and on behalf of Flat Rock Global, LLC, that he is the Chief Financial Officer of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

FLAT ROCK GLOBAL, LLC

By:	/s/ Ryan Ripp
Name:	Ryan Ripp
Title:	Chief Financial Officer

VERIFICATION

The undersigned states that he has duly executed the foregoing Application for and on behalf of Flat Rock Opportunity Fund that he is the Chief Financial Officer of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

FLAT ROCK OPPORTUNITY FUND

By:	/s/ Ryan Ripp
Name:	Ryan Ripp
Title:	Chief Financial Officer

VERIFICATION

The undersigned states that he has duly executed the foregoing Application for and on behalf of Flat Rock Core Income Fund, that he is the Chief Financial Officer of such fund and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

FLAT ROCK CORE INCOME FUND

By:	/s/ Ryan Ripp
Name:	Ryan Ripp
Title:	Chief Financial Officer

VERIFICATION

The undersigned states that he has duly executed the foregoing Application for and on behalf of Flat Rock Enhanced Income Fund, that he is the Chief Financial Officer of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

FLAT ROCK ENHANCED INCOME FUND

By:	/s/ Ryan Ripp
Name:	Ryan Ripp
Title:	Chief Financial Officer

13

EXHIBIT B

Resolutions of the Board of Trustees of Flat Rock Opportunity Fund

Approval of Filing Section 17(d) Application for Co-Investment Relief

WHEREAS, the Board of Trustees (the “Board”) of the Flat Rock Opportunity Fund (the “Fund”) deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the officers the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name and on behalf of the Fund, to prepare, execute, and cause to be filed with the Commission an Application for an Order of Exemption, substantially in the form as previously provided to the Board, and any amendments thereto, pursuant to Section 17(d) of the 1940 Act, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act; and it is further

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further

RESOLVED, that any and all actions previously taken by the Fund or any of its trustees or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

Resolutions of the Board of Trustees of Flat Rock Core Income Fund

Approval of Filing Section 17(d) Application for Co-Investment Relief

WHEREAS, the Board of Trustees (the “Board”) of the Flat Rock Core Income Fund (the “Fund”) deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the officers the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name and on behalf of the Fund, to prepare, execute, and cause to be filed with the Commission an Application for an Order of Exemption, substantially in the form as previously provided to the Board, and any amendments thereto, pursuant to Section 17(d) of the 1940 Act, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act; and it is further

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further

14

RESOLVED, that any and all actions previously taken by the Fund or any of its trustees or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

Resolutions of the Board of Trustees of Flat Rock Enhanced Income Fund

Approval of Filing Section 17(d) Application for Co-Investment Relief

WHEREAS, the Board of Trustees (the “Board”) of the Flat Rock Enhanced Income Fund (the “Fund”) deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name and on behalf of the Fund, to prepare, execute, and cause to be filed with the Commission an Application for an Order of Exemption, substantially in the form as previously provided to the Board, and any amendments thereto, pursuant to Section 17(d) of the 1940 Act, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act; and it is further

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further

RESOLVED, that any and all actions previously taken by the Fund or any of its trustees or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

15

EXHIBIT C

Two Marked Copies of the Application Pursuant to Rule 0-5(e)

[See Attached]

16

File No. ~~812-15907~~812-

EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d)

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

In the Matter of the Application of:

~~FORUM REAL ESTATE INCOME FUND~~
~~FORUM CAPITAL ADVISORS LLC~~
~~FORUM STRUCTURED FINANCE LP~~
~~FORUM STRUCTURED FINANCE SLP LLC~~
~~FORUM MULTIFAMILY REAL ESTATE INVESTMENT TRUST, INC.~~
~~FMRE1T OPERATING PARTNERSHIP LP~~
~~FDG STONECREST INVESTOR ASSOCIATES I-A, LLC~~
~~FDG STONECREST INVESTOR ASSOCIATES I-B, LLC~~
~~FDG STONECREST INVESTOR ASSOCIATES II-A, LLC~~
~~FDG STONECREST INVESTOR ASSOCIATES II-B, LLC~~

FLAT ROCK GLOBAL, LLC
FLAT ROCK OPPORTUNITY FUND

FLAT ROCK CORE INCOME FUND

FLAT ROCK ENHANCED INCOME FUND

~~240 Saint Paul~~680 S. Cache Street, Suite ~~400~~
~~Denver, CO 80206~~100

Jackson, WY 83001

~~AMENDMENT NO. 2 TO THE~~ APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

~~Darren Fisk~~Robert K. Grunewald

Chief Executive Officer

~~Forum Capital Advisors LLC~~
~~240 Saint Paul~~ 680 S. Cache Street, Suite ~~400~~100

~~Denver~~Jackson, ~~CO 80206~~WY 83001

~~legal@forumig.comElizabeth Ryan~~(307) 500-5200

~~Chief Compliance Officer & General Counsel~~robert@flatrockglobal.com

~~Forum Capital Advisors LLC~~
~~240 Saint Paul Street, Suite 400~~
~~Denver, CO 80206~~
~~legal@forumig.com~~

Copies to:

~~Kelley A~~Owen J. ~~Howes~~
~~Morrison & Foerster LLP~~
~~370 17th Street~~Pinkerton, ~~Suite~~
~~4200~~Esq.

~~Denver~~Anne Oberndorf, ~~CO~~
~~80202~~Esq.

~~(303) 592-2237~~Krisztina Nadasdy,
Esq.

~~khowes@mofo.com~~Eversheds
Sutherland (US) LLP

700 Sixth Street, N.W., Suite 700

Washington, DC 20001

(202) 383-0262

~~January 9~~February 17, 2026

UNITED STATES OF AMERICA
BEFORE THE
SECURITIES AND EXCHANGE COMMISSION

IN THE MATTER OF

FLAT ROCK GLOBAL, LLC
FLAT ROCK OPPORTUNITY FUND

FLAT ROCK CORE INCOME FUND

FLAT ROCK ENHANCED INCOME FUND

~~FORUM      REAL   ESTATE     INCOME     FUND~~
~~FORUM       CAPITAL         ADVISORS        LLC~~
~~FORUM         STRUCTURED          FINANCE      LP~~
~~FORUM   STRUCTURED FINANCE  SLP LLC~~
~~FORUM    MULTIFAMILY   REAL  ESTATE~~
~~INVESTMENT             TRUST,               INC.~~
~~FMREIT    OPERATING  PARTNERSHIP    LP~~
~~FDG STONECREST INVESTOR ASSOCIATES~~
~~I-A,                                                               LLC~~
~~FDG STONECREST INVESTOR ASSOCIATES I-B,                                                              LLC~~
~~FDG STONECREST INVESTOR ASSOCIATES~~
~~H-A,                                         LLC~~
~~FDG STONECREST INVESTOR ASSOCIATES H-B, LLC~~

: : : : : : : : : : : : : : : : : : :	~~AMENDMENT NO. 2 TO THE~~ APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

~~240 Saint Paul~~680 S. Cache Street, Suite ~~400~~
~~Denver, CO 80206~~100

Jackson, WY 83001

File No. ~~812-15907~~812-

I.	SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act” ~~or “Act”~~),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder. The Order would supersede the exemptive order issued by the Commission on January ~~18, 2023~~25, 2022 pursuant to Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 under the 1940 Act permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act (the “Prior Order”), with the result that no person will continue to rely on the Prior Order if the Order is granted.2

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.

[2]	~~Forum Real Estate Income Fund~~Flat Rock Global, LLC, et al. (File No. ~~812-15355~~812-15223), Release No. ~~34780~~34457 (December ~~21~~29, ~~2022~~2021) (notice), Release No. ~~34810~~34481 (January ~~18~~25, ~~2023~~2022) (order).

  2

•	~~Forum Real Estate~~Flat Rock Opportunity Fund (“FROPX”), Flat Rock Core Income Fund~~,~~ (“CORFX”) and Flat Rock Enhanced Income Fund (“FRBBX”), each a Delaware statutory trust that is registered under the 1940 Act as a closed-end management investment company and operated as an “interval fund” pursuant to Rule 23c-3 under the 1940 Act (~~“EREIF” or~~FROPX, CORFX and FRBBX, together, the “Existing Regulated ~~Fund~~Funds”)~~,~~;

•	Flat Rock Global, LLC, the investment adviser to the Existing Regulated Funds (the “Existing Adviser” and, together with the Existing Regulated Funds, the “Applicants”),[3] on behalf of itself and its successors.[4]

~~• Forum Capital Advisors LLC (“FCA”) is the investment adviser to FREIF, FSF, FSF SLP and the FDG Funds (defined below);~~

~~• Forum Structured Finance LP (“FSF”), which is an entity whose investment adviser is FCA and that would be an investment company but for Section 3(c)(7) of the Act;~~

~~• Forum Structured Finance SLP LLC (“FSF SLP”), which is an entity whose investment adviser is FCA and that would be an investment company but for Section 3(c)(7) of the Act;~~

~~• Forum Multifamily Real Estate Investment Trust, Inc. (“FMREIT”), a real estate investment trust;~~

~~• FMREIT Operating Partnership LP (“FMREIT Operating Partnership”), a subsidiary of FMREIT;~~

~~• FDG Stonecrest Investor Associates I-A, LLC and FDG Stonecrest Investor Associates II-A, LLC (together, the “FDG-A Funds”), each of which is an entity whose investment adviser is FCA and that would be an investment company but for Section 3(c)(1) of the Act;~~

~~· FDG Stonecrest Investor Associates I-B, LLC and FDG Stonecrest Investor Associates II-B, LLC, each of which is an entity whose investment adviser is FCA and that would be an investment company but for Section 3(c)(7) of the Act, (together, the “FDG-B Funds” and, together with the FDG-A Funds, the “FDG Funds” and, together with FMREIT, FMREIT Operating Partnership, FSF and FSF SLP, the “Existing Affiliated Funds” and, together with FCA and the Existing Regulated Fund, the “Applicants”).2~~

~~[3]~~	All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

[4]	The term “successor” means an entity that results from a reorganization into another jurisdiction or change in the type of business organization.

~~[3]~~	~~All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.~~

  3

The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund~~4~~5 and one or more Affiliated Entities~~5~~6 to engage in Co-Investment Transactions~~6~~7 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”~~7~~8 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.~~8~~9

~~4~~5 “Regulated Fund” means the Existing Regulated ~~Fund~~Funds and any Future Regulated Funds. “Future Regulated Fund” means an entity (a) that is a closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

~~5~~6 “Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates (other than an open-end investment company registered under the 1940 Act), and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates (other than of an open-end investment company registered under the 1940 Act), that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

~~6~~7 “Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.

~~7~~8 “Adviser” means ~~FCA~~the Existing Adviser and any other investment adviser controlling, controlled by, or under common control with ~~FCA~~the Existing Adviser. The term “Adviser” also includes any internally-managed Regulated Fund.

~~8~~9 See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, ~~2020~~2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

  4

II.	GENERAL DESCRIPTION OF THE APPLICANTS

A.	~~FREIF~~Existing Regulated Funds

FROPX

~~FREIF~~FROPX was formed as a Delaware statutory trust under the Delaware Statutory Trust Act on ~~April 5~~February 12, ~~2021~~2018. ~~FREIF~~FROPX is an externally managed, non-diversified, closed-end management investment company that operates as an interval fund pursuant to Rule 23c-3 under the 1940 Act. ~~FREIF~~FROPX has elected to be treated as a ~~real estate~~regulated investment ~~trust~~company (“RIC”) under ~~Sub-Chapter~~Subchapter M of the Internal Revenue Code of 1986, as amended (the “~~Sub-Chapter M”)~~Code”), and intends to continue to qualify as a RIC in the future. ~~FREIF’s principal place of business is 240 Saint Paul~~ FROPX's principal executive office is located at 680 S. Cache Street, Suite ~~400, Denver, CO 80206~~100, Jackson, Wyoming 83001.

~~FREIF’s~~FROPX’s investment objective is to ~~maximize~~generate current income and ~~preserve investor capital, with~~, as a secondary ~~focus on~~objective, long-term capital appreciation. ~~FREIF concentrates its investments (i.e., invests more than 25% of its assets) in the real estate industry. FREIF has a four member~~FROPX primarily invests in the equity and, to a lesser extent, in the junior debt tranches of collateralized loan obligations (“CLOs”). FROPX has a three-member board (the “~~FREIF~~FROPX Board”), of which ~~three~~two members are not “interested” persons of ~~FREIF~~FROPX within the meaning of Section 2(a)(19) of the 1940 Act.~~9~~10

CORFX

CORFX was formed as a Delaware statutory trust under the Delaware Statutory Trust Act on June 11, 2020. CORFX is an externally managed, diversified, closed-end management investment company that operates as an interval fund pursuant to Rule 23c-3 under the 1940 Act. CORFX has elected to be treated as a RIC under Subchapter M of the Code, and intends to continue to qualify as a RIC in the future. CORFX’s principal executive office is located at 680 S. Cache Street, Suite 100, Jackson, Wyoming 83001.

CORFX’s investment objective is the preservation of capital while generating current income from its investments and seeking to maximize the portfolio’s total return. CORFX pursues its investment objective by investing in a portfolio composed primarily of senior secured loans of U.S. middle-market companies. CORFX has a four-member board (the "CORFX Board"), of which three members are not “interested” persons of CORFX within the meaning of Section 2(a)(19) of the 1940 Act.

FRBBX

FRBBX was formed as a Delaware statutory trust under the Delaware Statutory Trust Act on April 19, 2022. FRBBX is an externally managed, non-diversified, closed-end management investment company that operates as an interval fund pursuant to Rule 23c-3 under the 1940 Act. FRBBX has elected to be treated as a RIC under Subchapter M of the Code, and intends to continue to qualify as a RIC in the future. FRBBX’s principal executive office is located at 680 S. Cache Street, Suite 100, Jackson, Wyoming 83001.

FRBBX’s investment objective is to generate current income and, as a secondary objective, long-term capital appreciation. FRBBX primarily invests in junior debt tranches of CLOs. FRBBX has a four

~~[9]~~[10]	The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(l 9) of the 1940 Act.

  5

member board (the "FRBBX Board" and, together with the FROPX Board, the CORFX Board, and any Future Regulated Fund’s board of directors, the “Board”), of which three members are not “interested” persons of FRBBX within the meaning of Section 2(a)(19) of the 1940 Act.

B.	Existing ~~Affiliated Funds~~Adviser

The Existing Adviser serves as the investment adviser to the Existing Regulated Funds. The Existing Adviser is a Wyoming limited liability company and is a registered investment adviser with the SEC under the Investment Advisers Act of 1940, as amended.

~~Each of FSF and FSF SLP is organized as a Delaware limited partnership. Each of FSF and FSF SLP is an investment fund whose investment adviser is FCA and which would be an investment company but for Section 3(c)(7) of the Act.10~~

~~Each FDG Fund is organized as a Colorado limited liability company. Each FDG-A Fund is an investment fund whose investment adviser is FCA and which would be an investment company but for Section 3(c)(1) of the Act and each FDG-B Fund is an investment fund whose investment adviser is FCA and which would be an investment company but for Section 3(c)(7) of the Act.~~

~~FMREIT was organized as a Maryland corporation on October 28, 2022. FMREIT has elected to be treated as a real estate investment trust under Sub-Chapter M for U.S. federal income tax purposes. FMREIT conducts its business primarily through the FMREIT Operating Partnership. FMREIT GP, LLC, of which FMREIT is the sole member, is the general partner of the FMREIT Operating Partnership.~~

~~FMREIT Operating Partnership was organized as a Delaware limited partnership on October 26, 2022.~~

~~Neither FMREIT nor the FMREIT Operating Partnership are considered to be an investment company under Section 3(a)(1) (A) of the 1940 Act because neither of them engages primarily or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. In the event that FMREIT or the FMREIT Operating Partnership were to be deemed an investment company under Section 3(a) of the 1940 Act, FMREIT or the FMREIT Operating Partnership would be excepted from the definition of an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) or Section 3(c)(6) thereof.~~

~~FMREIT and the FMREIT Operating Partnership are externally managed by FMREIT Advisors LLC, a real estate investment advisor.~~

~~C. FCA~~

~~FCA, a Delaware limited liability company, is registered with the Commission under the Advisers Act. FCA is a wholly-owned subsidiary of Forum Investment Group LLC (“Forum Investment Group”). FCA serves as the investment adviser to FREIF, FSF, FSF SLP and the FDG Funds, each of which it manages in accordance with its objectives and strategies. FCA’s address is 240 Saint Paul Street, Suite 400, Denver, CO 80206.~~

[10]	~~In the future, an Affiliated Fund may register as a closed-end management investment company under the Act and, if so registered, will be considered a Regulated Fund for purposes of this application.~~

  6

Under the terms of an investment advisory agreement with each Existing Regulated Fund, the Existing Adviser, among other things, manages the investment portfolio, directs purchases and sales of portfolio securities and reports thereon to each Existing Regulated Fund’s officers and trustees regularly.

III.	ORDER REQUESTED

The Applicants request an Order of the Commission pursuant to Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

A.	Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”11 in which the fund is a participant without first obtaining an order from the SEC.

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B.	Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be

[11]	Rule17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking …”

  7

either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to a closed-end fund or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). With respect to ~~FCA~~the Existing Adviser and any other Advisers that are deemed to be affiliated persons of ~~FCA~~the Existing Adviser, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with ~~FCA~~the Existing Adviser and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act.

C.	Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1. Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.12

2. Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,13 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,14 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other

[12]	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.

[13]	Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act.

[14]	Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

  8

Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.15

4. No Remuneration. Any transaction fee16 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.17

6. Dispositions:

(a) Prior to any Disposition18 by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

[15]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.

[16]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

[17]	The Affiliated Entities may adopt shared Co-Investment Policies.

[18]	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.

  9

(b) Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.19

7. Board Oversight

(a) Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b) Prior to a Regulated Fund’s participation in ~~Co-investment~~Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the ~~Co-investment~~Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c) At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in ~~Co-investment~~Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the ~~Co-investment~~Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d) Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ ~~Co-investment~~Co-Investment Policies.

(e) The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related ~~Co-investment~~Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

8. Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the ~~Co-investment~~Co-Investment Transactions were approved by the Required Majority under Section 57(f).20

[19]	“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

[20]	If a Regulated Fund enters into a transaction that would be a ~~Co-investment~~Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

  10

9. In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the ~~Co-investment~~Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

A.	Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

B.	Shareholder Protections

Each ~~Co-investment~~Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-1 by ensuring that participation by a Regulated Fund in any ~~Co-investment~~Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement ~~Co-investment~~Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in ~~Co-investment~~Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the ~~Co Investment~~Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The ~~Co-investment~~Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a ~~Co-investment~~Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

V.	PRECEDENTS

The Commission has previously issued orders21 permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment

[21]	See,e.g., FS Credit Opportunities Corp., et al. (File No. 812-15706), Release No. IC-35520 (April 3, 2025) (notice), Release No. IC-35561 (April 29, 2025) (order); Sixth Street Specialty Lending, Inc. et al. (File No. 812-15729), Release No. IC-35531 (April 10, 2025) (notice), Release No. IC-35570 (May 6, 2025) (order); Blue Owl Capital Corporation, et al. (File No. 812-15715), Release No. IC-35530 (April 9, 2025) (notice), Release No. IC-35573 (May 6, 2025) (order); BlackRock Growth Equity Fund LP, et al. (File No. 812-15712), Release No. IC-35525 (April 8, 2025) (notice), Release No. IC-35572 (May 6, 2025) (order).

  11

Transactions, including substantially identical relief22 recently granted by the Commission, which applications have been identified by Applicants as substantially identical to the Application pursuant to Rule 0-5(e)(3) under the 1940 Act (together, the “Existing Orders”). Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

VI.	PROCEDURAL MATTERS

A.	Communications

Please address all communications concerning this Application, the Notice and the Order to:

~~Darren Fisk Chief Executive Officer Forum Capital Advisors LLC 240 Saint Paul Street, Suite 400 Denver, CO 80206 legal@forumig.com~~	~~Elizabeth Ryan Chief Compliance Officer & General Counsel Forum Capital Advisors LLC 240 Saint Paul Street, Suite 400 Denver, CO 80206 legal@forumig.com~~

Robert K. Grunewald

Chief Executive Officer

Flat Rock Global, LLC

680 S. Cache Street, Suite 100

Jackson, WY 83001

(307) 500-5200

robert@flatrockglobal.com

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

~~Kelley A. Howes~~
~~Morrison & Foerster LLP~~
~~370 17th Street, Suite 4200~~
~~Denver, CO 80202~~
~~(303) 592-2237~~
~~khowes@mofo.com~~

Owen J. Pinkerton, Esq.

Anne Oberndorf, Esq.

Krisztina Nadasdy, Esq.

[22]	See ~~TCW Direct Lending LLC~~Forum Real Estate Income Fund, et al. (File No. ~~812-15821~~812-15907) Release No. IC~~-35730 (August 29, 2025~~-35899 (January 14, 2026) (notice), Release No. IC~~-35757 (September 24, 2025~~-35949 (February 10, 2026) (order); ~~Fidelity~~Hamilton Lane Private ~~Credit~~Assets Fund, et al. (File No. ~~812-15799~~812-15888) Release No. IC~~-35731 (August 29, 2025~~-35903 (January 14, 2026) (notice), Release No. IC~~-35756 (September 23, 2025~~-35947 (February 10, 2026) (order).

  12

Eversheds Sutherland (US) LLP

700 Sixth Street, N.W.

Washington, DC 20001

(202) 383-0262

owenpinkerton@eversheds-sutherland.com

anneoberndorf@eversheds-sutherland.com

krisztinanadasdy@eversheds-sutherland.com

B.	Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of ~~the~~each Existing Regulated Fund pursuant to resolutions duly adopted by ~~the~~each Board. Copies of the resolutions are attached hereto as Exhibit B.

Pursuant to Rule 0-2(c), Applicants hereby state that each Applicant has authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Sections 17(d) and 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he has duly executed the Application for and on behalf of the applicable entity listed; that he is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

In accordance with Rule 0-5(d) under the 1940 Act, Applicants request expedited review of the Application by the Commission. In accordance with Rule 0-5(e)(2) under the 1940 Act, included as Exhibit C to this Application are two marked copies of the Application showing changes from the final versions of two recent applications identified by Applicants as substantially identical to the Application pursuant to Rule 0-5(e)(3) under the 1940 Act.

The Applicants have caused this Application to be duly signed on their behalf on the ~~9th~~17th day of ~~January~~February, 2026.

~~FORUM REAL ESTATE INCOME FUND By: /s/ Darren Fisk  Name:  Darren Fisk Title:  Chairman, Chief Executive Officer and Trustee~~
~~FORUM CAPITAL ADVISORS~~FLAT ROCK GLOBAL, LLC By: /s/ ~~Darren Fisk~~Ryan Ripp Name: ~~Darren Fisk~~Ryan Ripp Title: Chief ~~Executive~~Financial Officer

  13

FLAT ROCK OPPORTUNITY FUND

~~FORUM STRUCTURED FINANCE LP~~

~~By: Forum Structured Finance GP LLC, its General Partner~~

~~By: Forum Structured Finance GP Manager,~~
~~Inc.~~
~~Managing Member~~

~~By: Forum Capital Advisors LLC, its Sole Shareholder~~

By: /s/ ~~Darren Fisk~~Ryan Ripp
Name: ~~Darren Fisk~~Ryan Ripp
Title: Chief ~~Executive~~Financial Officer

FLAT ROCK CORE INCOME FUND

~~FORUM STRUCTURED FINANCE SLP LLC~~

~~By: Forum Structured Finance GP LLC, its Managing Member~~

~~By: Forum Structured Finance GP Manager,~~
~~Inc.,~~
~~its Managing Member~~

~~By: Forum Capital Advisors LLC, its Sole Shareholder~~

By: /s/ ~~Darren Fisk~~Ryan Ripp
Name: ~~Darren Fisk~~Ryan Ripp
Title: Chief ~~Executive~~Financial Officer

~~FORUM MULTIFAMILY REAL ESTATE INVESTMENT TRUST, INC. By: /s/ Darren Fisk  Name:  Darren Fisk Title:  Chairman, Principal Executive Officer and Trustee~~

  14

FLAT ROCK ENHANCED INCOME FUND

~~FMREIT OPERATING PARTNERSHIP LP~~

~~By: FMREIT GP LLC, its General Partner~~

~~By: Forum Multifamily Real Estate Investment Trust, Inc.,~~
~~its Sole Member~~

By: /s/ ~~Darren Fisk~~Ryan Ripp
Name: ~~Darren Fisk~~Ryan Ripp
Title: Chief ~~Executive~~Financial Officer ~~and Director~~

~~FDG STONECREST INVESTOR ASSOCIATES~~
~~I-A, LLC~~

~~By: FDG Stonecrest Manager, LLC, its Manager~~

~~By: Forum Investment Group LLC, its Managing Member~~

~~By: Forum Management, Inc., its Manager~~

~~By: /s/ Darren Fisk~~
~~Name:  Darren Fisk~~
~~Title:  Director and President~~

~~FDG STONECREST INVESTOR ASSOCIATES~~
~~I-B, LLC~~

~~By: FDG Stonecrest Manager, LLC, its Manager~~

~~By: Forum Investment Group LLC, its Managing Member~~

~~By: Forum Management, Inc., its Manager~~

~~By: /s/ Darren Fisk~~
~~Name:  Darren Fisk~~
~~Title:  Director and President~~

~~FDG STONECREST INVESTOR ASSOCIATES~~
~~II-A, LLC~~

~~By: FDG Stonecrest Manager, LLC, its Manager~~

~~By: Forum Investment Group LLC, its Managing Member~~

~~By: Forum Management, Inc., its Manager~~

~~By: /s/ Darren Fisk~~
~~Name:  Darren Fisk~~
~~Title:  Director and President~~

  15

~~FDG STONECREST INVESTOR ASSOCIATES~~
~~II-B, LLC~~

~~By: FDG Stonecrest Manager, LLC, its Manager~~

~~By: Forum Investment Group LLC, its Managing Member~~

~~By: Forum Management, Inc., its Manager~~

~~By: /s/ Darren Fisk~~
~~Name:  Darren Fisk~~
~~Title:  Director and President~~

  16

EXHIBIT INDEX

Verifications Pursuant to Rule 0-2(d)	Exhibit A
Resolutions of the Board of Trustees of ~~Forum Real Estate Income~~Flat Rock Opportunity Fund, Flat Rock Core Income Fund and Flat Rock Enhanced Income Fund	Exhibit B
Two Marked Copies of the Application Pursuant to Rule 0-5(e)	Exhibit C
~~Marked Copy of the Application Pursuant to Rule 0-5(f)(2)(i)(A)~~	~~Exhibit D~~

  17

EXHIBIT A

VERIFICATION

~~The undersigned states that he has duly executed the foregoing Application for and on behalf of Forum Real Estate Income Fund, that he is the Chairman, Chief Executive Officer and Trustee of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.~~

~~FORUM REAL ESTATE INCOME FUND By: /s/ Darren Fisk Name:  Darren Fisk Title:  Chairman, Principal Executive Officer and Trustee~~

~~VERIFICATION~~

The undersigned states that he has duly executed the foregoing Application for and on behalf of ~~Forum Capital Advisors~~Flat Rock Global, LLC, that he is the Chief ~~Executive~~Financial Officer of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

~~FORUM CAPITAL ADVISORS~~FLAT ROCK GLOBAL, LLC By: /s/ ~~Darren Fisk~~Ryan Ripp Name: Ryan Ripp ~~Name:  Darren Fisk~~ Title: Chief ~~Executive~~Financial Officer

  18

VERIFICATION

~~The undersigned states that he has duly executed the foregoing Application for and on behalf of Forum Structured Finance LP, that he is the Chief Executive Officer of the Sole Shareholder of the Managing Member of the general partner of such fund and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.~~

~~FORUM STRUCTURED FINANCE LP~~

~~By: Forum Structured Finance GP LLC, its General Partner~~

~~By: Forum Structured Finance GP Manager, Inc., its Managing Member~~

~~By: Forum Capital Advisors LLC, its Sole Shareholder~~

~~By: /s/ Darren Fisk~~
~~Name:  Darren Fisk~~
~~Title:  Chief Executive Officer~~

~~VERIFICATION~~

The undersigned states that he has duly executed the foregoing Application for and on behalf of ~~Forum Structured Finance SLP LLC,~~Flat Rock Opportunity Fund that he is the Chief ~~Executive~~Financial Officer ~~of the Sole Shareholder of the Managing Member of the Managing Member~~ of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

FLAT ROCK OPPORTUNITY FUND

~~FORUM STRUCTURED FINANCE SLP LLC~~

~~By: Forum Structured Finance GP LLC, its Managing Member~~

~~By: Forum Structured Finance GP Manager, Inc., its Managing Member~~

~~By: Forum Capital Advisors LLC, its Sole Shareholder~~

By: /s/ ~~Darren Fisk~~Ryan Ripp

~~Name:  Darren Fisk~~
~~Title:  Chief Executive Officer~~Name: Ryan Ripp

Title: Chief Financial Officer

  19

VERIFICATION

The undersigned states that he has duly executed the foregoing Application for and on behalf of ~~Forum Multifamily Real Estate Investment Trust, Inc.~~Flat Rock Core Income Fund, that he is the Chief ~~Executive~~Financial Officer ~~and Director~~ of such ~~entity~~fund and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

~~FORUM MULTIFAMILY REAL ESTATE INVESTMENT TRUST, INC.~~

FLAT ROCK CORE INCOME FUND

By: /s/ ~~Darren Fisk~~Ryan Ripp

~~Name:  Darren Fisk~~
~~Title:  Chief Executive Officer and Director~~Name: Ryan Ripp

Title: Chief Financial Officer

VERIFICATION

The undersigned states that he has duly executed the foregoing Application for and on behalf of ~~FMREIT Operating Partnership LP~~Flat Rock Enhanced Income Fund, that he is the Chief ~~Executive~~Financial Officer ~~of the Sole Member of the General Partner~~ of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

FLAT ROCK ENHANCED INCOME FUND

~~FMREIT OPERATING PARTNERSHIP LP~~

~~By: FMREIT GP LLC, its General Partner~~

~~By: Forum Multifamily Real Estate Investment Trust, Inc., its Sole Member~~

By: /s/ ~~Darren Fisk~~Ryan Ripp

~~Name:  Darren Fisk~~
~~Title:  Chief Executive Officer and Director~~Name: Ryan Ripp

Title: Chief Financial Officer

  20

~~VERIFICATION~~

~~The undersigned states that he has duly executed the foregoing Application for and on behalf of FDG Stonecrest Investor Associates I-A, LLC, that he is the Director and President of the Manager of the Managing Member of the Manager of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.~~

~~FDG STONECREST INVESTOR ASSOCIATES I-A, LLC~~

~~By: FDG Stonecrest Manager, LLC, its Manager~~

~~By: Forum Investment Group LLC, its Managing Member~~

~~By: Forum Management, Inc., its Manager~~

~~By: /s/ Darren Fisk~~
~~Name:  Darren Fisk~~
~~Title:  Director and President~~

~~VERIFICATION~~

~~The undersigned states that he has duly executed the foregoing Application for and on behalf of FDG Stonecrest Investor Associates I-B, LLC, that he is the Director and President of the Manager of the Managing Member of the Manager of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.~~

~~FDG STONECREST INVESTOR ASSOCIATES I-B, LLC~~

~~By: FDG Stonecrest Manager, LLC, its Manager~~

~~By: Forum Investment Group LLC, its Managing Member~~

~~By: Forum Management, Inc., its Manager~~

~~By: /s/ Darren Fisk~~
~~Name:  Darren Fisk~~
~~Title:  Director and President~~

  21

~~VERIFICATION~~

~~The undersigned states that he has duly executed the foregoing Application for and on behalf of FDG Stonecrest Investor Associates II-A, LLC, that he is the Director and President of the Manager of the Managing Member of the Manager of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.~~

~~FDG STONECREST INVESTOR ASSOCIATES II-A, LLC~~

~~By: FDG Stonecrest Manager, LLC, its Manager~~

~~By: Forum Investment Group LLC, its Managing Member~~

~~By: Forum Management, Inc., its Manager~~

~~By: /s/ Darren Fisk~~
~~Name:  Darren Fisk~~
~~Title:  Director and President~~

~~VERIFICATION~~

~~The undersigned states that he has duly executed the foregoing Application for and on behalf of FDG Stonecrest Investor Associates II-B, LLC, that he is the Director and President of the Manager of the Managing Member of the Manager of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.~~

~~FDG STONECREST INVESTOR ASSOCIATES II-B, LLC~~

~~By: FDG Stonecrest Manager, LLC, its Manager~~

~~By: Forum Investment Group LLC, its Managing Member~~

~~By: Forum Management, Inc., its Manager~~

~~By: /s/ Darren Fisk~~
~~Name:  Darren Fisk~~
~~Title:  Director and President~~

  22

EXHIBIT B

Resolutions of the Board of Trustees of Flat Rock Opportunity Fund

Approval of Filing Section 17(d) Application for Co-Investment Relief

WHEREAS, the Board of Trustees (the “Board”) of the Flat Rock Opportunity Fund (the “Fund”) deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the officers the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name and on behalf of the Fund, to prepare, execute, and cause to be filed with the Commission an Application for an Order of Exemption, substantially in the form as previously provided to the Board, and any amendments thereto, pursuant to Section 17(d) of the 1940 Act, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act; and it is further

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further

RESOLVED, that any and all actions previously taken by the Fund or any of its trustees or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

Resolutions of the Board of Trustees of ~~Forum Real Estate~~Flat Rock Core Income Fund~~.~~

Approval of Filing Section 17(d) Application for Co-Investment Relief

WHEREAS, the Board of Trustees (the “Board”) of the Flat Rock Core Income Fund (the “Fund”) deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the officers the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name and on behalf of the Fund, to prepare, execute, and cause to be filed with the Commission an Application for an Order of Exemption, substantially in the form as previously provided to the Board, and any amendments thereto, pursuant to Section 17(d) of the 1940 Act, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act; and it is further

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further

  23

RESOLVED, that any and all actions previously taken by the Fund or any of its trustees or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

Resolutions of the Board of Trustees of Flat Rock Enhanced Income Fund

Approval of Filing Section 17(d) Application for Co-Investment Relief

WHEREAS, the Board of Trustees (the “Board”) of ~~Forum Real Estate~~the Flat Rock Enhanced Income Fund (the “Fund”) deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the officers of ~~Forum Capital Advisors LLC and~~ the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name and on behalf of the Fund, to prepare, execute, and cause to be filed with the Commission an Application for an Order of Exemption, substantially in the form as ~~presented at this meeting~~previously provided to the Board, and any amendments thereto, pursuant to Section 17(d) of the 1940 Act, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act; and it is further

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further

RESOLVED, that any and all actions previously taken by the Fund or any of its ~~directors~~trustees or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

  24

EXHIBIT C

Two Marked Copies of the Application Pursuant to Rule 0-5(e)

[See Attached]

  25

~~EXHIBIT D~~

~~Marked Copy of the Application Pursuant to Rule 0-5(f)(2)(i)(A)~~

~~[See Attached]~~

  26

File No. ~~812-15888~~812-

EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d)

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

In the Matter of the Application of:

FLAT ROCK GLOBAL, LLC
FLAT ROCK OPPORTUNITY FUND

FLAT ROCK CORE INCOME FUND

FLAT ROCK ENHANCED INCOME FUND

680 S. Cache Street, Suite 100

Jackson, WY 83001

~~AMENDMENT NO. 1 TO THE~~ APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

~~EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d)~~

~~In the Matter of the Application of:~~

~~HAMILTON LANE PRIVATE ASSETS FUND, HAMILTON LANE PRIVATE INFRASTRUCTURE FUND, HAMILTON LANE PRIVATE SECONDARY FUND, HL SCOPE RIC LLC, HAMILTON LANE VENTURE CAPITAL AND GROWTH FUND, HAMILTON LANE CREDIT INCOME FUND, HAMILTON LANE ADVISORS, L.L.C., EDGEWOOD PARTNERS II LP, EDGEWOOD PARTNERS III, L.P., GREEN CORE FUND, L.P., HAMILTON LANE CAPITAL TOWER FUND LP, HAMILTON LANE EQUITY OPPORTUNITIES FUND V HOLDING LP, HAMILTON LANE EQUITY OPPORTUNITIES FUND V HOLDING-2 LP, HAMILTON LANE INFRASTRUCTURE FUND HOLDINGS LP, HAMILTON LANE INFRASTRUCTURE FUND HOLDINGS-2 LP, HAMILTON LANE VENTURE ACCESS FUND I HOLDINGS LP, HL-HP GLOBAL INVESTMENTS LP, SRCS HL PE 1 (MASTER) LP, HAMILTON LANE/NYSCRF ISRAEL INVESTMENT FUND L.P., HL PRIVATE ASSETS HOLDINGS LP, INNOVATION LANE LP, KPS-HAMILTON LANE MULTI-STRATEGY FUND I MASTER LP, LIBRA TAURUS PE FUND MASTER LP, MORAN REAL ASSET FUND II, L.P., MORAN REAL ASSET FUND III, L.P., NEW YORK CREDIT CO-INVESTMENT FUND II LP, PENHA FUND I L.P., PENHA FUND II L.P., PHOENIX HL L.P., RUSSELL INVESTMENTS HL PRIVATE MARKETS CO-INVESTMENT MASTER FUND LP, RUSSELL INVESTMENTS HL PRIVATE MARKETS SECONDARY MASTER FUND LP, SIXTH STOCKHOLM CI-SPV LP, SRE HL PE 1 (MASTER) LP, SREH HL PE 1 (MASTER) LP, SRZ HL PE 1 (MASTER) LP, TARRAGON MASTER FUND LP, TTCPFS HL INVESTMENTS SPLITTER AIV FUND LP, WPP HL CREDIT OPPORTUNITIES FUND LP, SIXTH STOCKHOLM GLOBAL PRIVATE EQUITY LP, HL CANADA HEALTH LP, CLAL HAMILTON LANE CREDIT INTERNATIONAL SCOPE JV, L.P., CLAL HAMILTON LANE CREDIT INTERNATIONAL SO VII JV, LP, HL ALPHA CI SPV LP, ETHMAR TECHNOLOGY MASTER FUND LP, APA HOLDINGS LP, HAMILTON LANE EQUITY OPPORTUNITIES FUND V-A LP, HAMILTON LANE EQUITY OPPORTUNITIES FUND V-B LP, HAMILTON LANE EQUITY OPPORTUNITIES FUND VI-A LP, HAMILTON LANE EQUITY OPPORTUNITIES FUND VI-B LP, HAMILTON LANE EQUITY OPPORTUNITIES FUND VI HOLDINGS LP, HAMILTON LANE EQUITY OPPORTUNITIES FUND VI HOLDINGS-2 LP, HL GLOBAL VENTURE CAPITAL AND GROWTH CAYMAN HOLDINGS LP, HAMILTON LANE EUROPEAN INVESTORS SCA SICAV-RAIF - GPA INVESTMENTS SUB-FUND, HL PRIVATE INFRA FUND CAYMAN HOLDINGS LP, HAMILTON LANE IMPACT FUND II LP, HL IMPACT II HOLDINGS LP, HAMILTON LANE IMPACT FUND III-A LP, HAMILTON LANE IMPACT FUND III-B LP, HL IMPACT III HOLDINGS LP, HAMILTON LANE INFRASTRUCTURE OPPORTUNITIES FUND II LP, HAMILTON LANE INFRASTRUCTURE OPPORTUNITIES FUND II HOLDINGS LP, HAMILTON LANE INFRASTRUCTURE OPPORTUNITIES FUND II HOLDINGS-2 LP, HAMILTON LANE INFRASTRUCTURE OPPORTUNITIES FUND LP, HAMILTON LANE NATIONAL SMALL BUSINESS CREDIT FUND, LP, HAMILTON LANE NM FUND I LP, HL PRIVATE MARKETS ACCESS HOLDINGS SCSP, HAMILTON LANE RE OPPORTUNITIES FUND I LP, HAMILTON LANE RE OPPORTUNITIES FUND I LP (SERIES A), HAMILTON LANE RE OPPORTUNITIES FUND I LP (SERIES B), HAMILTON LANE SECONDARY FUND V INTERNATIONAL SERIES FUND LP, SERIES 2, HAMILTON LANE SECONDARY FUND VI-D SCSP-RAIF, HLSF VI HOLDINGS 3 LP, HLSF VI BLOCKER (CAYMAN) LP, HLSF VI BLOCKER (DE) LP, HAMILTON LANE STRATEGIC OPPORTUNITIES FUND IX HOLDINGS LP, HL VAF I HOLDINGS TRANSACTION LP, HL GM PRIVATE MARKETS ACCESS FUND LP, HL GROWTH EQUITY CLUB FUND, HL LARGE BUYOUT CLUB FUND VII, HL VENTURE CAPITAL CLUB FUND, HL VENTURE CAPITAL CLUB FUND II, NEW FINANCE STREET L.P., HK ORIENTAL PEARL, LPF, HUDSON RIVER CO-INVESTMENT FUND IV L.P., HL BILLY IMPACT PE MASTER FUND LP, KOREA HL STRATEGIC INFRASTRUCTURE MASTER FUND, LP, KIC HL CO-INVESTMENT FUND, LP, KIC HL CO-INVESTMENT MASTER FUND, LP, KOREA HL STRATEGIC INFRASTRUCTURE MASTER FUND II, LP, MMAA HL CO-INVESTMENT MASTER FUND, LP, EDGEWOOD PARTNERS IV LP, NEW YORK CREDIT SBIC FUND II LP, RAPM NM SECONDARY OPPORTUNITY FUND, L.P., HL P PLUS ESG CO-INVEST FUND I LP, HL PPLUS CO-INVEST FUND LP, HL PNB SMA MASTER FUND LP, HL STRATEGIC RE IRISH HOLDINGS LLC, SMART AIR AND ENERGY MASTER FUND LP, HAMILTON LANE PE PROGRAM MASTER FUND L.P., HL ENVIRONMENTAL FUND LP, HAMILTON LANE VA RE SMA, LP, MORAN REAL ASSET FUND IV, L.P., HAMILTON LANE PRIVATE MARKETS FUND Y TREE CLIENTS (EQUITY) LP, HAMILTON LANE STRATEGIC OPPORTUNITIES FUND IX HOLDINGS-2 LP, HAMILTON LANE STRATEGIC OPPORTUNITIES FUND IX-A LP, HAMILTON LANE STRATEGIC OPPORTUNITIES FUND IX-B LP, 2020 TACTICAL MARKET FUND LP, ASTRO MASTER FUND III LP, DIRECT CREDIT FUND LP, DRAGON HL L.P., FIFTH STOCKHOLM CI SPV L.P., FINANCE STREET AIV SPLITTER L.P., FLORIDA GROWTH FUND II LLC, HAMILTON LANE - RAYTHEON TECHNOLOGIES PENSION EMERGING MANAGERS, L.P., HAMILTON LANE CO-INVESTMENT FUND IV HOLDINGS LP, HAMILTON LANE CO-INVESTMENT FUND IV HOLDINGS-2 LP, HAMILTON LANE PRIVATE EQUITY FUND X HOLDINGS LP, HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, CREDIT SERIES, HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, FUND-OF-FUNDS SERIES, HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, FUND-OF-FUNDS SERIES II, HAMILTON LANE SECONDARY FUND VI-A LP, HAMILTON LANE SECONDARY FUND VI-B LP, HAMILTON LANE SMID II HOLDINGS LP, HAMILTON LANE STRATEGIC OPPORTUNITIES FUND V (SERIES 2019) HOLDINGS LP, HAMILTON LANE STRATEGIC OPPORTUNITIES FUND VI (SERIES 2020) HOLDINGS LP, HAMILTON LANE STRATEGIC OPPORTUNITIES FUND VII HOLDINGS LP, HAMILTON LANE STRATEGIC OPPORTUNITIES FUND VIII HOLDINGS LP, HAMILTON LANE VENTURE CAPITAL FUND LP, SERIES 2020, HAMILTON LANE VENTURE CAPITAL FUND LP, SERIES 2021, HAMILTON LANE VENTURE CAPITAL FUND LP, SERIES 2022, HAMILTON LANE/NYSCRF ISRAEL INVESTMENT FUND II LP, HAMILTON LANE-CARPENTERS PARTNERSHIP FUND V L.P., HL ADVANCED SUSTAINABLE TOTAL RETURN OPPORTUNITIES FUND III, HL ENPAM FUND SPLITTER LP, HL IMPACT HOLDINGS LP, HL INTERNATIONAL INVESTORS L.P. SERIES M, HL INTERNATIONAL INVESTORS L.P. SERIES N, HL INTERNATIONAL INVESTORS L.P. SERIES O, HL INTERNATIONAL INVESTORS L.P. SERIES Q, HL INTERNATIONAL INVESTORS LP SERIES I, HL INTERNATIONAL INVESTORS LP, HL SECONDARY OPPORTUNITIES 2018 SERIES, HL INTERNATIONAL INVESTORS LP, SERIES H1, HL INTERNATIONAL INVESTORS LP, SERIES H2, HL INTERNATIONAL INVESTORS LP, SERIES P, HL LARGE BUYOUT CLUB FUND V, HL LARGE BUYOUT CLUB FUND VI, HL MIRAS SECONDARY FUND LP, HL REAL ASSET OPPORTUNITIES - A MASTER FUND LP, HL/AS GLOBAL COINVEST LP, HLSF IV HOLDINGS LP, HLSF V HOLDINGS LP, HLSF V HOLDINGS LP 2, HUDSON RIVER CO-INVESTMENT FUND III L.P., JATI PRIVATE EQUITY FUND III L.P., KPI-HAMILTON LANE MULTI-STRATEGY FUND I MASTER LP, KTCU HL INFRASTRUCTURE MASTER FUND LP, NAKHODA LANE FUND DE SPV LP, NAKHODA LANE FUND L.P., NEW YORK CREDIT SBIC FUND L.P., SMART CLEAN AIR AND ENERGY FUND LP, TOWER BRIDGE SELECT OPPORTUNITIES - A MASTER FUND LP, UTAH REAL ASSETS PORTFOLIO, LP, HL SCOPE MASTER SICAV-RAIF SCSP, HL SCOPE HOLDINGS S.À.R.L. AND HL SMALL CAP ACCESS FUND LP~~

~~110 Washington Street, Suite 1300~~
~~Conshohocken, Pennsylvania 19428~~

All Communications, Notices and Orders to:

~~Keith Kleinman, Esq.~~
~~Hamilton Lane Advisors, L.L.C.~~
~~110 Washington Street, Suite 1300~~
~~Conshohocken, Pennsylvania 19428~~
~~kkleinman@hamiltonlane.com~~

Robert K. Grunewald Chief Executive Officer 680 S. Cache Street, Suite 100 Jackson, WY 83001 (307) 500-5200 robert@flatrockglobal.com
Copies to: Owen J. Pinkerton, Esq. Anne Oberndorf, Esq. Krisztina Nadasdy, Esq. Eversheds Sutherland (US) LLP 700 Sixth Street, N.W., Suite 700 Washington, DC 20001 (202) 383-0262

~~Copies to:~~

~~Ryan P. Brizek, Esq.~~
~~Simpson Thacher & Bartlett LLP~~
~~900 G Street, NW~~
~~Washington, D.C. 20001~~
~~(202) 636-5500~~

~~January 8~~February 17, 2026

UNITED STATES OF AMERICA
BEFORE THE
SECURITIES AND EXCHANGE COMMISSION

IN THE MATTER OF FLAT ROCK GLOBAL, LLC FLAT ROCK OPPORTUNITY FUND FLAT ROCK CORE INCOME FUND FLAT ROCK ENHANCED INCOME FUND	: : : : : : : : : : : : : : : : : : :	APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

680 S. Cache Street, Suite 100

Jackson, WY 83001

File No. 812-

I.	SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) ~~under~~pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder. The Order would supersede the exemptive order issued by the Commission on ~~February 23, 2021, as amended May 16, 2023~~January 25, 2022 pursuant to Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 under the 1940 Act permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act (the “Prior Order”)~~2that was granted pursuant to Sections 57(a)(4), 57(i) and Rule 17d-1~~, with the result that no person will continue to rely on the Prior Order if the Order is granted.2

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.

~~[2]~~	~~Hamilton Lane Private Assets Fund, et al. (File No. 812-15099), Release No. IC-34182 (January 28, 2021) (notice), Release No. IC-34201 (February 23, 2021) (order) as amended by Hamilton Lane Private Assets Fund, et al. (File No. 812-15374), Release No. IC-34891 (April 19, 2023) (notice), Release No. IC-34919 (May 16, 2023) (order).~~

[2]	Flat Rock Global, LLC, et al. (File No. 812-15223), Release No. 34457 (December 29, 2021) (notice), Release No. 34481 (January 25, 2022) (order).

•	Flat Rock Opportunity Fund (“FROPX”), Flat Rock Core Income Fund (“CORFX”) and Flat Rock Enhanced Income Fund (“FRBBX”), each a Delaware statutory trust that is registered under the 1940 Act as a closed-end management investment company and operated as an “interval fund” pursuant to Rule 23c-3 under the 1940 Act (FROPX, CORFX and FRBBX, together, the “Existing Regulated Funds”);

~~•~~	~~Hamilton Lane Private Assets Fund, a non-diversified, closed-end management investment company registered under the 1940 Act (“HLPAF”);~~

~~•~~	~~Hamilton Lane Private Infrastructure Fund, a non-diversified, closed-end management investment company registered under the 1940 Act (“HLPIF”);~~

~~•~~	~~HL SCOPE RIC LLC, a non-diversified, closed-end management investment company registered under the 1940 Act (“SCOPE”),~~

~~•~~	~~Hamilton Lane Private Secondary Fund, a non-diversified, closed-end management investment company registered under the 1940 Act (“HLPSF”);~~

~~•~~	~~Hamilton Lane Venture Capital and Growth Fund, a non-diversified, closed-end management investment company registered under the 1940 Act (“HLVCGF”);~~

~~•~~	~~Hamilton Lane Credit Income Fund, a non-diversified, closed-end management investment company registered under the 1940 Act (“HLCIF” and, together with HLPAF, HLPIF, SCOPE, HLPSF and HLVCGF, the “Existing Regulated Funds”);~~

~~•~~	~~The investment vehicles identified in Schedule A, each of which is a separate and distinct legal entity and each of which would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act (the “Existing Affiliated Funds”); and~~

•	~~Hamilton Lane Advisors, L.L.C., an investment adviser registered under the Investment Advisers Act of 1940 (the “Advisers Act”) and~~Flat Rock Global, LLC, the investment adviser to the Existing Regulated Funds ~~and Existing Affiliated Funds~~ (the “Existing Adviser~~” or “HLA~~” and, together with the Existing Regulated Funds ~~and the Existing Affiliated Funds~~, the “Applicants”),[3] on behalf of itself and its successors.[4]

[3]	All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

[4]	The term “successor” means an entity that results from a reorganization into another jurisdiction or change in the type of business organization.

The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund5 and one or more Affiliated Entities6 to engage in Co-Investment Transactions7 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”8 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.9

II.	GENERAL DESCRIPTION OF THE APPLICANTS

~~Hamilton Lane Incorporated (NASDAQ: HLNE) (“HLNE”) a publicly traded company, owns a controlling interest in the Existing Adviser, and thus may be deemed to control the Regulated Funds and the Affiliated Entities. HLNE, however, is a holding company and does not currently offer investment advisory services to any person, is not expected to do so in the future, and will not be the source of any Co-Investment Transactions under the requested Order. Accordingly, HLNE has not been included as an Applicant.~~

[5]	“Regulated Fund” means the Existing Regulated Funds and any Future Regulated Funds. “Future Regulated Fund” means an entity (a) that is a closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

[6]	“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates (other than an open-end investment company registered under the 1940 Act), and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates (other than of an open-end investment company registered under the 1940 Act), that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

[7]	“Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.

[8]	“Adviser” means the Existing Adviser~~,~~  and any other investment adviser controlling, controlled by, or under common control with the Existing Adviser. The term “Adviser” also includes any internally-managed Regulated Fund.

[9]	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

~~Each of the Existing Regulated Fund is an externally-managed, closed-end management investment company registered under the 1940 Act. Each Existing Regulated Fund is, or with respect to HLCIF, will be, externally managed by HLA.~~

A.	~~HLPAF~~Existing Regulated Funds

~~HLPAF is organized as a Delaware statutory trust.~~

FROPX

FROPX was formed as a Delaware statutory trust under the Delaware Statutory Trust Act on February 12, 2018. FROPX is an externally managed, non-diversified, closed-end management investment company that operates as an interval fund pursuant to Rule 23c-3 under the 1940 Act. FROPX has elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and intends to continue to qualify as a RIC in the future. FROPX's principal executive office is located at 680 S. Cache Street, Suite 100, Jackson, Wyoming 83001.

~~HLPAF’s~~FROPX’s investment objective is to generate current income and, as a secondary objective, long-term capital appreciation ~~over the medium- and long-term through investments in private assets globally. The Fund may gain access to private assets through a number of different approaches including: (i) direct investments in the equity or debt of a company; (ii) primary subscriptions to closed-end private funds, including without limitation, funds-of-funds; (iii) secondary purchases of interests in closed-end private funds and other private assets; (iv) investments in listed private equity companies, funds or other vehicles; and (v) programmatic investment relationships with asset managers outside of their commingled private funds.~~. FROPX primarily invests in the equity and, to a lesser extent, in the junior debt tranches of collateralized loan obligations (“CLOs”). FROPX has a three-member board (the “FROPX Board”), of which two members are not “interested” persons of FROPX within the meaning of Section 2(a)(19) of the 1940 Act.10

~~HLPAF has a five-member board, of which three members are not “interested” persons of HLPAF within the meaning of Section 2(a)(19) of the 1940 Act (the “HLPAF Board”).~~10

~~B. HLPIF~~CORFX

CORFX was formed as a Delaware statutory trust under the Delaware Statutory Trust Act on June 11, 2020. CORFX is an externally managed, diversified, closed-end management investment company that operates as an interval fund pursuant to Rule 23c-3 under the 1940 Act. CORFX has elected to be treated as a RIC under Subchapter M of the Code, and intends to continue to qualify as a RIC in the future. CORFX’s principal executive office is located at 680 S. Cache Street, Suite 100, Jackson, Wyoming 83001.

[10]	The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(l 9) of the 1940 Act.

~~[10]~~	~~The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.~~

~~HLPIF is organized as a Delaware statutory trust.~~

~~HLPIF’s investment objective is to seek to provide current income and long-term appreciation. HLPIF will seek to achieve its investment objective through constructing a portfolio of investments in infrastructure assets (collectively, “Infrastructure Assets”) through a tactically constructed portfolio of direct co-investments, equity and debt investments in portfolio companies and secondary investments often alongside an experienced investment sponsor, joint venture partner, operating partner, or other investor, and in all cases seeking to provide global exposure to real assets in the infrastructure sector. HLPIF defines infrastructure as an asset or investment that primarily comprises permanent facilities and installations needed for the functioning of a society and/or large-scale commerce, typically characterized as fixed, physical assets. HLPIF has the flexibility to invest in Infrastructure Assets across infrastructure sectors, including but not limited to energy, telecom, renewables, transport, power, social (e.g., nursing care facilities, for-profit schools and hospitals), environment (e.g., waste, recycling and water management systems) and other infrastructure sectors (e.g., non-traditional infrastructure assets such as capital assets, including rolling stock and trailer, aircraft and ship leasing), subject to compliance with its investment strategies and restrictions and applicable law, including the 1940 Act.~~

~~HLPIF has a five-member board, of which three members are not “interested” persons of HLPIF within the meaning of Section 2(a)(19) of the 1940 Act (the “HLPIF Board”).~~

~~C. SCOPE~~

~~SCOPE is organized as a Delaware limited liability company.~~

~~SCOPE’S investment objective is to seek to obtain returns from current income and to a lesser extent, capital appreciation, through investments in private assets globally while also focusing on preservation of capital. SCOPE seeks to build a portfolio over time to avoid concentrated risk exposures and to provide sufficient liquidity for limited redemptions. SCOPE seeks to reach its investment objectives primarily by investing directly or indirectly in the debt of companies in either the primary or secondary market and focuses on senior secured loans structured as revolving, first lien, unitranche, or second lien term loans. In addition, SCOPE may invest into a number of different approaches if such opportunities meet the investment objective, including without limitation: (i) direct investments in the equity of a company; (ii) primary subscriptions to closed-end private funds, including without limitation funds-of-funds; (iii) secondary purchases of interests in closed-end private funds and other private funds; (iv) investments in listed private equity companies, funds or other vehicles; or (v) programmatic investment relationships with asset managers outside of their commingled private funds.~~

~~SCOPE has a five-member board, of which three members are not “interested” persons of SCOPE within the meaning of Section 2(a)(19) of the 1940 Act (the “SCOPE~~CORFX’s investment objective is the preservation of capital while generating current income from its investments and seeking to maximize the portfolio’s total return. CORFX pursues its investment objective by investing in a portfolio composed primarily of senior secured loans of U.S. middle-market companies. CORFX has a four-member board (the "CORFX Board~~”~~")~~.~~

~~D. HLPSF~~

~~HLPSF is organized as a Delaware statutory trust.~~

~~HLPSF’s investment objective is to seek to provide long-term capital appreciation. HLPSF seeks to achieve its investment objective through a tactically constructed portfolio of private equity investments, primarily through privately negotiated transactions on the secondary market, including both traditional limited partner secondary investments and general partner secondary investments. Such transactions on the secondary market will be investments in private funds, holding vehicles or other investment vehicles managed by third-party managers or other private equity investments that HLA determines to have a similar risk/return profile. HLPSF may invest in private equity investments that HLA determines to have a similar risk/return profile on a global basis across developed and emerging countries, with an emphasis on North America and Western Europe.~~

~~HLPSF has a five-member board~~, of which three members are not “interested” persons of ~~HLPSF~~CORFX within the meaning of Section 2(a)(19) of the 1940 Act ~~(the “HLPSF Board”)~~.

~~E. HLVCGF~~FRBBX

FRBBX was formed as a Delaware statutory trust under the Delaware Statutory Trust Act on April 19, 2022. FRBBX is an externally managed, non-diversified, closed-end management investment company that operates as an interval fund pursuant to Rule 23c-3 under the 1940 Act. FRBBX has elected to be treated as a RIC under Subchapter M of the Code, and intends to continue to qualify as a RIC in the future. FRBBX’s principal executive office is located at 680 S. Cache Street, Suite 100, Jackson, Wyoming 83001.

~~HLVCGF is organized as a Delaware statutory trust.~~

~~HLVCGF’s investment objective is to seek to provide long-term capital appreciation. HLVCGF seeks exposure to private companies in their early (i.e., venture capital) and growth stages of their development (“Venture and Growth Investments”) through: (i) equity and debt (including but not limited to convertible notes) investments, co-investments, joint ventures and other investments in portfolio companies that are made directly (including through an investment vehicle), generally alongside an investment sponsor, joint venture partner, operating partner, or other investor, and commonly involving a new acquisition or development of an asset, company or platform); (ii) strategic investments in underlying private funds, holding vehicles or other vehicles which are fundraising at the time of such investment; (iii) investments in portfolio funds managed by third party managers or other single-asset investments focused on Venture and Growth Investments, generally on a secondary basis from existing investors or involving a recapitalization of an equity interest in an existing portfolio fund and other investments that HLA determines to have a similar risk/return profile; (iv) investments in listed private equity companies, funds or other vehicles; or (v) programmatic investment relationships with asset managers outside of their commingled private funds.~~

~~HLVCGF has a five-member board~~FRBBX’s investment objective is to generate current income and, as a secondary objective, long-term capital appreciation. FRBBX primarily invests in junior debt tranches of CLOs. FRBBX has a four member board (the "FRBBX Board" and, together with the FROPX Board, the CORFX Board, and any Future Regulated Fund’s board of directors, the “Board”), of which three members are not “interested” persons of ~~HLVCGF~~FRBBX within the meaning of Section 2(a)(19) of the 1940 Act ~~(the “HLVCGF Board”)~~.

~~F. HLCIF~~

~~HLCIF is organized as a Delaware statutory trust. HLCIF has not commenced operations.~~

~~HLCIF’s investment objective is to seek to obtain returns from current income and to a lesser extent, capital appreciation. HLCIF seeks to achieve its investment objective through a tactically constructed portfolio to provide exposure to debt investments by investing in the debt of companies in either the primary or secondary market and will focus on senior secured loans structured as revolving, first lien, unitranche, or second lien term loans and, to a lesser extent, unsecured debt (senior unsecured and subordinated debt), mezzanine debt or preferred stock (typically with a stated dividend rate). In connection with a direct loan, HLCIF may invest in warrants or other equity securities of borrowers and may receive non-cash income features including purchase in-kind interest and original issue discount.~~

~~The business and affairs of HLCIF will be managed under the direction of a board of trustees, a majority of which will not be “interested” persons of HLCIF within the meaning of Section 2(a)(19) of the 1940 Act (the “HLCIF Board” and together with the HLPAF Board, the HLPIF Board, the SCOPE Board, the HLPSF Board, the HLVCGF Board and the board of directors or trustees of any Future Regulated Fund, each a “Board”).~~

B.	~~G. The~~ Existing ~~Affiliated Funds~~Adviser

~~The Existing Affiliated Funds are investment funds, each of whose investment adviser is HLA, and each of which would be an “investment company” but for Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.11A list of the Existing Affiliated Funds is included on Schedule A hereto.~~

~~H. HLA~~

~~Hamilton Lane~~The Existing Adviser serves as the investment adviser to the Existing Regulated Funds ~~and the investment adviser to the~~. The Existing ~~Affiliated Funds, respectively. HLA is a Pennsylvania~~Adviser is a Wyoming limited liability company and is a registered investment adviser with the SEC under the Investment Advisers Act of 1940, as amended.

Under the terms of an investment advisory agreement with each Existing Regulated Fund ~~and each Existing Affiliated Fund, respectively~~, the Existing Adviser, among other things, manages the investment portfolio, directs purchases and sales of portfolio securities and reports thereon to each Existing Regulated Fund’s ~~and the Existing Affiliated Fund’s~~ officers and ~~directors/manager~~trustees regularly.

III.	ORDER REQUESTED

The Applicants request an Order of the Commission ~~under~~pursuant to Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

A.	Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

~~[11]~~	~~In the future, the Affiliated Fund may register as a closed-end management investment company under the 1940 Act and, if so registered, will be considered a Regulated Fund for purposes of this application.~~

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”~~12~~11 in which the fund is a participant without first obtaining an order from the SEC.

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B.	Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to a closed-end fund or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). With respect to ~~HLA~~the Existing Adviser and any other Advisers that are deemed to be affiliated persons of ~~each other~~the Existing Adviser, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with ~~HLA,~~the Existing Adviser and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act.

C.	Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

~~[12]~~[11]	Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company ~~...~~… and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking …”

1. Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.~~13~~12

2. Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,~~14~~13 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,~~15~~14 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.~~16~~15

4. No Remuneration. Any transaction fee~~17~~16 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

~~[13]~~[12]	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.

~~[14]~~[13]	Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act.

~~[15]~~[14]	Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

~~[16]~~[15]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.

~~[17]~~[16]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.~~18~~17

6. Dispositions~~.~~:

(a) Prior to any Disposition~~19~~18 by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

(b) Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.~~20~~19

7. Board Oversight~~.~~

(a) Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b) Prior to a Regulated Fund’s participation in ~~Co-investment~~Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the ~~Co-investment~~Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

~~[18]~~[17]	The Affiliated Entities may adopt shared Co-Investment Policies.

~~[19]~~[18]	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.

~~[20]~~[19]	“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

(c) At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in ~~Co-investment~~Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the ~~Co-investment~~Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d) Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ ~~Co-investment~~Co-Investment Policies.

(e) The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

8. Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the ~~Co-investment~~Co-Investment Transactions were approved by the Required Majority under Section 57(f).~~21~~20

9. ~~9.~~ In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

A.	Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

B.	Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-1 by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the ~~Co Investment~~Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

~~[21]~~[20]	If a Regulated Fund enters into a transaction that would be a ~~Co-investment~~Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

V.	PRECEDENTS

The Commission has previously issued orders21 permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions ~~(~~, including substantially identical relief22 recently granted by the Commission, which applications have been identified by Applicants as substantially identical to the Application pursuant to Rule 0-5(e)(3) under the 1940 Act (together, the “Existing Orders”).~~22~~ Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

[21]	See, e.g., FS Credit Opportunities Corp., et al. (File No. 812-15706), Release No. IC-35520 (April 3, 2025) (notice), Release No. IC-35561 (April 29, 2025) (order); Sixth Street Specialty Lending, Inc. et al. (File No. 812-15729), Release No. IC-35531 (April 10, 2025) (notice), Release No. IC-35570 (May 6, 2025) (order); Blue Owl Capital Corporation, et al. (File No. 812-15715), Release No. IC-35530 (April 9, 2025) (notice), Release No. IC-35573 (May 6, 2025) (order); BlackRock Growth Equity Fund LP, et al. (File No. 812-15712), Release No. IC-35525 (April 8, 2025) (notice), Release No. IC-35572 (May 6, 2025) (order).

[22]	See Forum Real Estate Income Fund, et al. (File No. 812-15907) Release No. IC-35899 (January 14, 2026) (notice), Release No. IC-35949 (February 10, 2026) (order); Hamilton Lane Private Assets Fund, et al. (File No. 812-15888) Release No. IC-35903 (January 14, 2026) (notice), Release No. IC-35947 (February 10, 2026) (order).

~~[22]~~	~~See, e.g., Star Mountain Lower Middle-Market Capital Corp., et al. (File No. 812-15855), Release No. IC-35797 (November 21, 2025) (notice), Release No. IC-35832 (December 17, 2025) (order); Columbia Credit Income Opportunities Fund, et al. (File No. 812-15685), Release No. IC-35800 (November 21, 2025) (notice), Release No. IC-35831 (December 17, 2025) (order); Monroe Capital Corporation, et al. (File No. 812-15798), Release No. IC-35799 (November 21, 2025) (notice), Release No. IC-35830 (December 17, 2025) (order); 1WS Credit Income Fund, et al. (File No. 812-15796), Release No. IC-35798 (November 21,2025) (notice), Release No. IC-35829 (December 17, 2025) (order); MA Specialty Credit Income Fund, et al. (File No. 812-15853), Release No. IC-35795 (November 20, 2025) (notice), Release No. IC-35825 (December 16, 2025) (order); Willow Tree Capital Corporation, et al. (File No. 812-15845), Release No. IC-35792 (November 19, 2025) (notice), Release No. IC-35823 (December 16, 2025) (order); Axxes Opportunistic Credit Fund, et al. (File No. 812-15578), Release No. IC-35769 (September 26, 2026) (notice), Release No. IC-35784 (November 14, 2025) (order); Russell Investments New Economy Infrastructure Fund, et al. (File No. 812-15609), Release No. IC-35740 (September 5, 2025) (notice), Release No. IC-35783 (November 14, 2025) (order); 26North BDC, Inc., et al. (File No. 812-15835), Release No. IC-35750 (September 19, 2025) (notice), Release No. IC-35782 (November 14, 2025) (order); Crestline Lending Solutions, LLC, et al. (File No. 812-15628), Release No. IC-35741 (September 5, 2025) (notice), Release No. IC-35781 (November 14, 2025) (order); Rand Capital Corporation, et al. (File No. 812-15815), Release No. IC-35748 (September 15, 2025) (notice), Release No. IC-35780 (November 14, 2025) (order); Privacore VPC Asset Backed Credit Fund, et al. (File No. 812-15823), Release No. IC-35749 (September 16, 2025) (notice), Release No. IC-35779 (November 14, 2025) (order); Oaktree Strategic Credit Fund, et al. (File No. 812-15858), Release No. IC-35739 (September 5, 2025) (notice), Release No. IC-35778 (November 14, 2025) (order); Banner Ridge DSCO Private Markets Fund, et al. (File No. 812-15807), Release No. IC-35745 (September 10, 2025) (notice), Release No. IC-35777 (November 14, 2025) (order); TCW Steel City Perpetual Levered Fund LP, et al. (File No. 812-15661), Release No. IC-35743 (September 9, 2025) (notice), Release No. IC-35776 (November 14, 2025) (order); Gladstone Alternative Income Fund, et al. (File No. 812-15806), Release No. IC-35737 (September 4, 2025) (notice), Release No. IC-35773 (September 30, 2025) (order); Constitution Capital Access Fund, LLC, et al. (File No. 812-15794), Release No. IC-35734 (September 2, 2025) (notice), Release No. IC-35772 (September 30, 2025) (order); HarbourVest Private Investments Fund, et al. (File No. 812-15801), Release No. IC-35735 (September 2, 2025) (notice), Release No. IC-35771 (September 30, 2025) (order); Aksia LLC, et al. (File No. 812-15785), Release No. IC-35729 (August 28, 2025) (notice), Release No. IC-35765 (September 26, 2025) (order); TCW Direct Lending LLC, et al. (File No. 812-15821), Release No. IC-35730 (August 29, 2025) (notice), Release No. IC-35757 (September 24, 2025) (order); Fidelity Private Credit Fund, et al. (File No. 812-15799), Release No. IC-35731 (August 29, 2025) (notice), Release No. IC-35656 (September 23, 2025) (order); Main Street Capital Corporation, et al. (File No. 812-15808), Release No. IC-35723 (August 25, 2025) (notice), Release No. IC-35755 (September 22, 2025) (order); ISQ Openlnfra Income Fund, et al. (File No. 812-15764), Release No. IC-35722 (August 21, 2025) (notice), Release No. IC-35751 (September 19, 2025) (order); Partners Group Private Equity (Master Fund), LLC, et al. (File No. 812-15772), Release No. IC-35708 (August 7, 2025) (notice), Release No. IC-35736 (September 3, 2025) (order); Gemcorp Commodities Alternative Products Fund, et al. (File No. 812-15600), Release No. IC-35701 (July 30, 2025) (notice), Release No. IC-35733 (September 2, 2025) (order); Fortress Private Lending Fund, et al. (File No. 812-15551), Release No. IC-35703 (August 1, 2025) (notice), Release No. IC-35727 (August 27, 2025) (order); Invesco Dynamic Credit Opportunity Fund, et al. (File No. 812-15781), Release No. IC-35695 (July 29, 2025) (notice), Release No. IC-35726 (August 26, 2025) (order); Audax Credit BDC Inc., et al. (File No. 812-15605), Release No. IC-35686 (July 22, 2025) (notice), Release No. IC-35714 (August 19, 2025) (order); Ellington Credit Company, et al. (File No. 812-15784), Release No. IC-35680 (July 16, 2025) (notice), Release No. IC-35712 (August 12, 2025) (order); First Trust Real Assets Fund, et al. (File No. 812-15776), Release No. IC-35675 (July 11, 2025) (notice), Release No. IC-35710 (August 11,2025) (order); Ardian Access LLC, et al. (File No. 812-15728), Release No. IC-35674 (July 11,2025) (notice), Release No. IC-35707 (August 6, 2025) (order); Nuveen Churchill Direct Lending Corp., et al (File No. 812-15783), Release No. IC-35672 (July 9, 2025) (notice), Release No. IC-35705 (August 5, 2025) (order); BIP Ventures Evergreen BDC, et al. (File No. 812-15782), Release No. IC-35660 (June 25, 2025) (notice), Release No. IC-35685 (July 22, 2025) (order); Principal Private Credit Fund I, et al. (File No. 812-15780), Release No. IC-35650 (June 24, 2025) (notice), Release No. IC-35684 (July 22, 2025) (order); Lago Evergreen Credit, et al. (File No. 812-15791), Release No. IC-35648 (June 23,2025) (notice), Release No. IC-35683 (July 21, 2025) (order); Sound Point Meridian Capital, Inc., et al. (File No. 812-15593), Release No. IC-35641 (June 17, 2025) (notice), Release No. IC-35677 (July 15, 2025) (order); Trinity Capital Inc., et al. (File No. 812-15594), Release No. IC-35634 (June 11, 2025) (notice), Release No. IC-35671 (July 8, 2025) (order); TriplePoint Venture Growth BDC Corp., et al. (File No. 812-15768), Release No. IC-35626 (June 9, 2025) (notice), Release No. IC-35669 (July 8, 2025) (order); Vista Credit Strategic Lending Corp., et al. (File No. 812-15773), Release No. IC-35632 (June 11, 2025) (notice), Release No. IC-35667 (July 8, 2025) (order); Coller Secondaries Private Equity Opportunities Fund, et al. (File No. 812-15767), Release No. IC-35615 (May 28, 2025) (notice), Release No. IC-35651 (June 24, 2025) (order); Coatue Innovation Fund, et al. (File No. 812-15774), Release No. IC-35610 (May 28, 2025) (notice), Release No. IC-35649 (June 24, 2025) (order); Great Elm Capital Corp., et al. (File No. 812-15765), Release No. IC-35608 (May 23, 2025) (notice), Release No. IC-35645 (June 18, 2025) (order); Blackstone Private Credit Fund, et al. (File No. 812-15726), Release No. IC-35567 (May 5, 2025) (notice), Release No. IC-35567A (May 27, 2025) (notice), Release No. IC-35644 (June 18, 2025) (order); Variant Alternative Income Fund, et al. (File No. 812-15771), Release No. IC-35607 (May 22, 2025) (notice), Release No. IC-35640 (June 17, 2025) (order); Eagle Point Credit Company Inc., et al. (File No. 812-15512), Release No. IC-35605 (May 22, 2025) (notice), Release No. IC-35639 (June 17, 2025) (order); Golub Capital BDC Inc., et al. (File No. 812-15770), Release No. IC-35606 (May 22, 2025) (notice), Release No. IC-35638 (June 17, 2025) (order); Global X Venture Fund, et al. (File No. 812-15704), Release No. IC-35593 (May 19, 2025) (notice), Release No. IC-35637 (June 17, 2025) (order); 5C Lending Partners Corp., et al. (File No. 812-15769), Release No. IC-35590 (May 16, 2025) (notice), Release No. IC-35631 (June 11, 2025) (order); T. Rowe Price OHA Select Private Credit Fund, et al. (File No. 812-15735), Release No. IC-35583 (May 13, 2025) (notice), Release No. IC-35628 (June 10, 2025) (order); MSD Investment Corp., et al. (File No. 812-15562), Release No. IC-35582 (May 12, 2025) (notice), Release No. IC-35624 (June 9, 2025) (order); First Eagle Private Credit Fund, et al. (File No. 812-15754), Release No. IC-35569 (May 5, 2025) (notice), Release No. IC-35623 (June 3, 2025) (order); Nomura Alternative Income Fund, et al. (File No. 812-15759), Release No. IC-35575 (May 7, 2025) (notice), Release No. IC-35621 (June 3, 2025) (order); Varagon Capital Corporation, et al. (File No. 812-15757), Release No. IC-35578 (May 7, 2025), Release No. IC-35620 (June 3, 2025) (order); Morgan Stanley Direct Lending Fund, et al. (File No. 812-15738), Release No. IC-35574 (May 7, 2025) (notice), Release No. IC-35619 (June 3, 2025) (order); AGTB Fund Manager, LLC, et al. (File No. 812-15758), Release No. IC-35568 (May 5, 2025) (notice), Release No. IC-35616 (May 30, 2025) (order); Franklin Lexington Private Markets Fund, et al. (File No. 812-15752), Release No. IC-35563 (April 30, 2025) (notice), Release No. IC-35614 (May 28, 2025) (order); Ares Capital Corporation, et al. (File No. 812-15483), Release No. IC-35564 (May 1, 2025) (notice), Release No. IC-35611 (May 28, 2025) (order); Adams Street Private Equity Navigator Fund LLC, et al. (File No. 812-15634), Release No. IC-35560 (April 28, 2025) (notice), Release No. IC-35609 (May 27, 2025) (order); Goldman Sachs BDC, Inc., et al. (File No. 812-15711), Release No. IC-35559 (April 25, 2025) (notice), Release No. IC-35597 (May 21, 2025) (order); Jefferies Finance LLC, et al. (File No. 812-15748), Release No. IC-35545 (April 22, 2025) (notice), Release No. IC-35596 (May 20, 2025) (order); PGIM, Inc., et al. (File No. 812-15737), Release No. IC-35546 (April 22, 2025) (notice), Release No. IC-35594 (May 20, 2025) (order); MidCap Financial Investment Corporation, et al. (File No. 812-15725), Release No. IC-35540 (April 16, 2025) (notice), Release No. IC-35588 (May 14, 2025) (order); Aether Infrastructure & Natural Resources Fund, et al. (File No. 812-15749), Release No. IC-35541 (April 17, 2025) (notice), Release No. IC-35585 (May 13, 2025) (order); New Mountain Capital, L.L.C., et al., (File No. 812-15739), Release No. IC-35539 (April 16, 2025) (notice), Release No. IC-35584 (May 13, 2025) (order); Blue Owl Capital Corporation, et al. (File No. 812-15715), Release No. IC-35530 (April 9, 2025) (notice), Release No. IC-35573 (May 6, 2025) (order); BlackRock Growth Equity Fund LP, et al. (File No. 812-15712), Release No. IC-35525 (April 8, 2025) (notice), Release No. IC-35572 (May 6, 2025) (order); Sixth Street Specialty Lending, Inc., et al. (File No. 812-15729), Release No. IC-35531 (April 10, 2025) (notice), Release No. IC-35570 (May 6, 2025) (order); FS Credit Opportunities Corp., et al. (File No. 812-15706), Release No. IC-35520 (April 3, 2025) (notice), Release No. IC-35561 (April 29, 2025) (order)~~.

VI.	PROCEDURAL MATTERS

A.	Communications

Please address all communications concerning this Application, the Notice and the Order to:

Robert K. Grunewald

Chief Executive Officer

Flat Rock Global, LLC

680 S. Cache Street, Suite 100

Jackson, WY 83001

(307) 500-5200

robert@flatrockglobal.com

~~Keith Kleinman, Esq.~~
~~Hamilton Lane Advisors, L.L.C.~~
~~110 Washington Street, Suite 1300~~
~~Conshohocken, Pennsylvania 1428~~
~~kkleinman@hamiltonlane.com~~

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

~~Ryan P. Brizek, Esq.~~
~~Simpson Thacher & Bartlett LLP~~
~~900 G Street, NW~~
~~Washington, D.C. 20001~~
~~(202) 636-5500~~

Owen J. Pinkerton, Esq.

Anne Oberndorf, Esq.

Krisztina Nadasdy, Esq.

Eversheds Sutherland (US) LLP

700 Sixth Street, N.W.

Washington, DC 20001

(202) 383-0262

owenpinkerton@eversheds-sutherland.com

anneoberndorf@eversheds-sutherland.com

krisztinanadasdy@eversheds-sutherland.com

B.	Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of each Existing Regulated Fund pursuant to resolutions duly adopted by ~~the~~each Board. Copies of the resolutions are ~~provided below~~attached hereto as Exhibit B.

Pursuant to Rule 0-2(c), Applicants hereby state that each Applicant has authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to ~~Section~~Sections 17(d) and 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he has duly executed the Application for and on behalf of the applicable entity listed; that he is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

In accordance with ~~the requirements for a~~Rule 0-5(d) under the 1940 Act, Applicants request ~~for~~ expedited review of ~~this~~the Application~~, marked copies of two recent applications seeking the same relief as Applicants that are substantially identical as required by~~ by the Commission. In accordance with Rule 0-5(e) ~~of~~(2) under the 1940 Act ~~are attached as Exhibit B.~~, included as Exhibit C to this Application are two marked copies of the Application showing changes from the final versions of two recent applications identified by Applicants as substantially identical to the Application pursuant to Rule 0-5(e)(3) under the 1940 Act.

The Applicants have caused  this Application to be duly signed on their behalf on the ~~8th~~17th day of ~~January~~February, 2026.

~~HAMILTON LANE PRIVATE ASSETS FUND By: /s/ Keith Kleinman Name: Keith Kleinman Title: Secretary~~

~~HAMILTON LANE PRIVATE INFRASTRUCTURE FUND By: /s/ Keith Kleinman Name: Keith Kleinman Title: Secretary~~

~~HL SCOPE RIC LLC By: /s/ Keith Kleinman Name: Keith Kleinman Title: Secretary~~

~~HAMILTON LANE PRIVATE SECONDARY FUND By: /s/ Keith Kleinman Name: Keith Kleinman Title: Secretary~~

~~HAMILTON LANE VENTURE CAPITAL AND GROWTH FUND By: /s/ Keith Kleinman Name: Keith Kleinman Title: Secretary~~

~~HAMILTON LANE CREDIT INCOME FUND  By: /s/ Keith Kleinman Name: Keith Kleinman Title: Sole Trustee~~
~~HAMILTON LANE ADVISORS, L.L.C. By: /s/ Lydia A. Gavalis Name: Lydia A. Gavalis Title: Manager~~

~~2020 TACTICAL MARKET FUND LP BY: 2020 TACTICAL MARKET GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~
~~FIFTH STOCKHOLM CI SPV L.P. BY: HL SECOND STOCKHOLM GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~FINANCE STREET AIV SPLITTER L.P. BY: FINANCE STREET GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~
~~FLORIDA GROWTH FUND II LLC BY: HL FLORIDA GROWTH LLC, ITS MANAGER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~
~~GREEN CORE FUND, L.P. BY: GREEN CORE GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE CO-INVESTMENT FUND IV HOLDINGS LP BY: HAMILTON LANE CO-INVESTMENT GP IV LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE CO-INVESTMENT FUND IV HOLDINGS-2 LP BY: HAMILTON LANE CO-INVESTMENT GP IV LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE NM FUND I LP BY: HL NM FUND I GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE PRIVATE EQUITY FUND X HOLDINGS LP BY: HAMILTON LANE GP X LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, CREDIT SERIES BY: HL PMOF GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, FUND-OF-FUNDS SERIES BY: HL PMOF GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, FUND-OF-FUNDS SERIES II BY: HL PMOF GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE – RAYTHEON TECHNOLOGIES PENSION EMERGING MANAGERS, L.P.~~

~~BY: HAMILTON LANE – RAYTHEON TECHNOLOGIES PENSION EMERGING MANAGERS GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name: Kristin Jumper~~

~~Title:   Assistant Secretary~~

~~HAMILTON LANE SMID II HOLDINGS LP BY: HAMILTON LANE GLOBAL SMID II GP, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND V (SERIES 2019) HOLDINGS LP~~

~~BY: HAMILTON LANE STRATEGIC OPPORTUNITIES FUND V (SERIES 2019) GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name: Kristin Jumper~~

~~Title:   Assistant Secretary~~

~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND VI (SERIES 2020) HOLDINGS LP~~

~~BY: HAMILTON LANE STRATEGIC OPPORTUNITIES FUND VI (SERIES 2020) GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name: Kristin Jumper~~

~~Title:   Assistant Secretary~~

~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND VII HOLDINGS LP~~

~~BY: HAMILTON LANE STRATEGIC OPPORTUNITIES FUND VII GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name: Kristin Jumper~~

~~Title:   Assistant Secretary~~

~~HAMILTON LANE VENTURE CAPITAL FUND LP, SERIES 2020 BY: HAMILTON LANE VENTURE CAPITAL FUND GP, LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE VENTURE CAPITAL FUND LP, SERIES 2021 BY: HAMILTON LANE VENTURE CAPITAL FUND GP, LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE VENTURE CAPITAL FUND LP, SERIES 2022 BY: HAMILTON LANE VENTURE CAPITAL FUND GP, LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE-CARPENTERS PARTNERSHIP FUND V L.P. BY: HLA CARPENTERS V LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS LP, SERIES H2 BY: HL INTERNATIONAL INVESTORS GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL-HP GLOBAL INVESTMENTS LP BY: HL-HP GLOBAL INVESTMENTS GP, LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HLSF V HOLDINGS LP BY: HAMILTON LANE SECONDARY FUND V GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HLSF V HOLDINGS LP 2 BY: HAMILTON LANE SECONDARY FUND V GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~NAKHODA LANE FUND L.P. BY: NAKHODA LANE FUND GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~NAKHODA LANE FUND DE SPV LP BY: NAKHODA LANE FUND GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~SRCS HL PE 1 (MASTER) LP BY: SR HL PE 1 GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE/NYSCRF ISRAEL INVESTMENT FUND L.P. BY: HL/NY ISRAEL INVESTMENT FUND GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL ENPAM FUND SPLITTER LP BY: HL ENPAM SPLITTER GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL IMPACT HOLDINGS LP BY: HL IMPACT FUND GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~
~~HL IMPACT II HOLDINGS LP BY: HL IMPACT FUND GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS L.P. SERIES M BY: HL INTERNATIONAL INVESTORS GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS L.P. SERIES N BY: HL INTERNATIONAL INVESTORS GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS L.P. SERIES O BY: HL INTERNATIONAL INVESTORS GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS L.P. SERIES Q BY: HL INTERNATIONAL INVESTORS GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS LP SERIES I BY: HL INTERNATIONAL INVESTORS GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS LP, HL SECONDARY OPPORTUNITIES 2018 SERIES BY: HL INTERNATIONAL INVESTORS GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS LP, SERIES H1 BY: HL INTERNATIONAL INVESTORS GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS LP, SERIES P BY: HL INTERNATIONAL INVESTORS GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL LARGE BUYOUT CLUB FUND V BY: HL LARGE BUYOUT CLUB FUND V GP SARL  By: /s/ Lydia A. Gavalis Name: Lydia A. Gavalis Title: Manager~~

~~HL LARGE BUYOUT CLUB FUND VI BY: HL LARGE BUYOUT CLUB FUND VI GP SARL  By: /s/ Lydia A. Gavalis Name: Lydia A. Gavalis Title: Manager~~

~~HL MIRAS SECONDARY FUND LP BY: HL EVERGREEN SECONDARY GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL PRIVATE ASSETS HOLDINGS LP BY: HL GPA GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL/AS GLOBAL COINVEST LP BY: HL/AS GLOBAL COINVEST GP, LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HLSFIV HOLDINGS LP BY: HAMILTON LANE SECONDARY FUND IV GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL VENTURE CAPITAL CLUB FUND BY: HL VENTURE CAPITAL CLUB FUND GP SARL  By: /s/ Lydia A. Gavalis Name: Lydia A. Gavalis Title: Manager~~

~~HUDSON RIVER CO-INVESTMENT FUND III L.P. BY: HAMILTON LANE NEW YORK CO-INVESTMENT III LLC, ITS GENERAL PARTNER  By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~INNOVATION LANE LP BY: INNOVATION LANE GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~JATI PRIVATE EQUITY FUND III L.P. BY: JATI GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~KPI-HAMILTON LANE MULTI-STRATEGY FUND I MASTER LP BY: KPI - HAMILTON LANE MULTI-STRATEGY FUND I GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~KPS-HAMILTON LANE MULTI-STRATEGY FUND I MASTER LP BY: KPS - HAMILTON LANE MULTI-STRATEGY FUND I GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~KTCU HL INFRASTRUCTURE MASTER FUND LP BY: KTCU INFRASTRUCTURE FUND GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~LIBRA TAURUS PE FUND MASTER LP BY: LIBRA TAURUS PE FUND GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~MORAN REAL ASSET FUND II, L.P. BY: HL MORAN GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~MORAN REAL ASSET FUND III, L.P. BY: HL MORAN GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~NEW YORK CREDIT CO-INVESTMENT FUND II LP BY: NEW YORK CREDIT CO-INVESTMENT FUND GP II L.L.C., ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~NEW YORK CREDIT SBIC FUND L.P. BY: NEW YORK CREDIT SBIC FUND GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~RAPM NM SECONDARY OPPORTUNITY FUND, L.P. BY: HL NM SECONDARY OPPORTUNITY GP, LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~RUSSELL INVESTMENTS HL PRIVATE MARKETS CO-INVESTMENT MASTER FUND LP BY: RUSSELL INVESTMENTS HAMILTON LANE GP SARL  By: /s/ Lydia A. Gavalis Name: Lydia A. Gavalis Title: Manager~~

~~RUSSELL INVESTMENTS HL PRIVATE MARKETS SECONDARY MASTER FUND LP BY: RUSSELL INVESTMENTS HAMILTON LANE GP SARL  By: /s/ Lydia A. Gavalis Name: Lydia A. Gavalis Title: Manager~~

~~SIXTH STOCKHOLM CI-SPV LP BY: HL SECOND STOCKHOLM GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~SRE HL PE 1 (MASTER) LP BY: SR HL PE 1 GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~
~~SREH HL PE 1 (MASTER) LP BY: SR HL PE 1 GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~SRZ HL PE 1 (MASTER) LP BY: SR HL PE 1 GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~TARRAGON MASTER FUND LP BY: TARRAGON GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~TOWER BRIDGE SELECT OPPORTUNITIES - A MASTER FUND LP~~

~~BY: TOWER BRIDGE SELECT OPPORTUNITIES - A MASTER FUND GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name: Kristin Jumper~~

~~Title:   Assistant Secretary~~

~~TTCPFS HL INVESTMENTS SPLITTER AIV FUND LP BY: TTCPFS HL INVESTMENTS SPLITTER AIV FUND GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~
~~UTAH REAL ASSETS PORTFOLIO, LP BY: HL UTES GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE SECONDARY FUND V INTERNATIONAL SERIES FUND LP, SERIES 2~~

~~BY: HAMILTON LANE SECONDARY FUND V GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name: Kristin Jumper~~

~~Title:   Assistant Secretary~~

~~HAMILTON LANE INFRASTRUCTURE FUND HOLDINGS LP BY: HL REAL ASSETS GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE INFRASTRUCTURE FUND HOLDINGS-2 LP BY: HL REAL ASSETS GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE EQUITY OPPORTUNITIES FUND V HOLDING LP BY: HAMILTON LANE EQUITY OPPORTUNITIES GP V LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE EQUITY OPPORTUNITIES FUND V HOLDING-2 LP BY: HAMILTON LANE EQUITY OPPORTUNITIES GP V LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~ASTRO MASTER FUND III LP BY: HL ASTRO FUND III GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~DRAGON HL L.P. BY: HL PENHA GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~EDGEWOOD PARTNERS II LP BY: HL EDGEWOOD GP II LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~EDGEWOOD PARTNERS II, L.P. BY: HL EDGEWOOD GP II LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE CAPITAL TOWER FUND LP BY: HAMILTON LANE SPV GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND VIII HOLDINGS LP~~

~~BY: HAMILTON LANE STRATEGIC OPPORTUNITIES FUND VIII GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name: Kristin Jumper~~

~~Title:   Assistant Secretary~~

~~HAMILTON LANE VENTURE ACCESS FUND I HOLDINGS LP BY: HAMILTON LANE VENTURE ACCESS FUND I GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~
~~HAMILTON LANE/NYSCRF ISRAEL INVESTMENT FUND II LP BY: HL/NY ISRAEL INVESTMENT FUND II GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL ADVANCED SUSTAINABLE TOTAL RETURN OPPORTUNITIES FUND III BY: HL ASTRO FUND III GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL ENVIRONMENTAL FUND LP BY: HL ENVIRONMENT FUND GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~
~~HL P PLUS ESG CO-INVEST FUND I LP BY: HL P PLUS CO-INVEST FUND I GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL REAL ASSET OPPORTUNITIES - A MASTER FUND LP BY: HL REAL ASSET OPPORTUNITIES - A MASTER FUND GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~PENHA FUND I L.P. BY: HL PENHA GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~PENHA FUND II L.P. BY: HL PENHA GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~PHOENIX HL L.P. BY: HL PENHA GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~DIRECT CREDIT FUND LP BY: RUSSELL INVESTMENTS HAMILTON LANE DE GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~SMART CLEAN AIR AND ENERGY FUND LP BY: SMART CLEAN AIR AND ENERGY FUND GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~WPP HL CREDIT OPPORTUNITIES FUND LP BY: WPP HL CREDIT OPPORTUNITIES FUND GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~SIXTH STOCKHOLM GLOBAL PRIVATE EQUITY LP BY: HL SECOND STOCKHOLM GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL CANADA HEALTH LP BY: HL CANADA HEALTH GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~CLAL HAMILTON LANE CREDIT INTERNATIONAL SCOPE JV, L.P. BY: HL CLAL CREDIT GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~CLAL HAMILTON LANE CREDIT INTERNATIONAL SO VII JV, LP BY: HL CLAL CREDIT GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL ALPHA CI SPV LP BY: HL EIA CI SPV GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~ETHMAR TECHNOLOGY MASTER FUND LP BY: HL ETHMAR TECHNOLOGY FUND GP, LLC By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~APA HOLDINGS LP BY: APA GP, LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE EQUITY OPPORTUNITIES FUND V-A LP BY: HAMILTON LANE EQUITY OPPORTUNITIES GP V LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE EQUITY OPPORTUNITIES FUND V-B LP BY: HAMILTON LANE EQUITY OPPORTUNITIES GP V LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE EQUITY OPPORTUNITIES FUND VI-ALP BY: HAMILTON LANE EQUITY OPPORTUNITIES GP VI LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE EQUITY OPPORTUNITIES FUND VI-B LP BY: HAMILTON LANE EQUITY OPPORTUNITIES GP VI LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE EQUITY OPPORTUNITIES FUND VI HOLDINGS LP BY: HAMILTON LANE EQUITY OPPORTUNITIES GP VI LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE EQUITY OPPORTUNITIES FUND VI HOLDINGS-2 LP BY: HAMILTON LANE EQUITY OPPORTUNITIES GP VI LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL GLOBAL VENTURE CAPITAL AND GROWTH CAYMAN HOLDINGS LP~~

~~BY: HL GLOBAL VENTURE CAPITAL AND GROWTH CAYMAN HOLDINGS GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name: Kristin Jumper~~

~~Title:   Assistant Secretary~~

~~HAMILTON LANE EUROPEAN INVESTORS SCA SICAV-RAIF - GPA INVESTMENTS SUB-FUND~~

~~BY: HL EUROPEAN INVESTORS GP S.À.R.L., ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name: Kristin Jumper~~

~~Title:   Assistant Secretary~~

~~HL PRIVATE INFRA FUND CAYMAN HOLDINGS LP BY: HL PRIVATE INFRA CAYMAN HOLDINGS GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~
~~HAMILTON LANE IMPACT FUND II LP BY: HL IMPACT FUND II GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE IMPACT FUND III-A LP BY: HL IMPACT FUND III GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE IMPACT FUND III-B LP BY: HL IMPACT FUND III GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL IMPACT III HOLDINGS LP BY: HL IMPACT FUND III GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~
~~HAMILTON LANE INFRASTRUCTURE OPPORTUNITIES FUND II LP BY: HL INFRASTRUCTURE OPPORTUNITIES FUND II GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE INFRASTRUCTURE OPPORTUNITIES FUND II HOLDINGS LP~~

~~BY: HL INFRASTRUCTURE OPPORTUNITIES FUND II GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name: Kristin Jumper~~

~~Title:   Assistant Secretary~~

~~HAMILTON LANE INFRASTRUCTURE OPPORTUNITIES FUND II HOLDINGS-2 LP~~

~~BY: HL INFRASTRUCTURE OPPORTUNITIES FUND II GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name: Kristin Jumper~~

~~Title:   Assistant Secretary~~

~~HAMILTON LANE INFRASTRUCTURE OPPORTUNITIES FUND LP BY: HL REAL ASSETS GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE NATIONAL SMALL BUSINESS CREDIT FUND, LP BY: HAMILTON LANE NATIONAL SMALL BUSINESS CREDIT FUND GP, LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Principal~~

~~HL PRIVATE MARKETS ACCESS HOLDINGS SCSP BY: HL PRIVATE MARKETS ACCESS GP S.À.R.L., ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE RE OPPORTUNITIES FUND I LP BY: HAMILTON LANE RE OPPORTUNITIES FUND I GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~
~~HAMILTON LANE RE OPPORTUNITIES FUND I LP (SERIES A) BY: HAMILTON LANE RE OPPORTUNITIES FUND I GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE RE OPPORTUNITIES FUND I LP (SERIES B) BY: HAMILTON LANE RE OPPORTUNITIES FUND I GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE SECONDARY FUND VI-A LP BY: HAMILTON LANE SECONDARY FUND VI GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE SECONDARY FUND VI-B LP BY: HAMILTON LANE SECONDARY FUND VI GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE SECONDARY FUND VI-D SCSP-RAIF BY: HL EUROPEAN INVESTORS GP S.À.R.L., ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Manager~~

~~HLSF VI HOLDINGS 3 LP BY: HAMILTON LANE SECONDARY FUND VI GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HLSF VI BLOCKER (CAYMAN) LP BY: HAMILTON LANE SECONDARY FUND VI GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HLSF VI BLOCKER (DE) LP BY: HAMILTON LANE SECONDARY FUND VI GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL SCOPE MASTER SICAV-RAIF SCSP BY: HAMILTON LANE ADVISORS, L.L.C. By: /s/ Kristin Jumper Name: Kristin Jumper Title: Authorized Signatory~~

~~HL SCOPE HOLDINGS S.À.R.L. BY: HAMILTON LANE ADVISORS, L.L.C. By: /s/ Kristin Jumper Name: Kristin Jumper Title: Authorized Signatory~~

~~HL SMALL CAP ACCESS FUND LP BY: HAMILTON LANE ADVISORS, L.L.C. By: /s/ Kristin Jumper Name: Kristin Jumper Title: Authorized Signatory~~

~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND IX-A LP BY: HAMILTON LANE STRATEGIC OPPORTUNITIES FUND IX GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND IX-B LP BY: HAMILTON LANE STRATEGIC OPPORTUNITIES FUND IX GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND IX HOLDINGS-2 LP~~

~~BY: HAMILTON LANE STRATEGIC OPPORTUNITIES FUND IX GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name: Kristin Jumper~~

~~Title:   Assistant Secretary~~

~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND IX HOLDINGS LP~~

~~BY: HAMILTON LANE STRATEGIC OPPORTUNITIES FUND IX GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name: Kristin Jumper~~

~~Title:   Assistant Secretary~~

~~HL VAF I HOLDINGS TRANSACTION LP BY: HAMILTON LANE VENTURE ACCESS FUND I GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL GM PRIVATE MARKETS ACCESS FUND LP BY: HL GM PRIVATE MARKETS ACCESS FUND GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL GROWTH EQUITY CLUB FUND BY: HL GROWTH EQUITY CLUB FUND GP S.À.R.L., ITS GENERAL PARTNER By: /s/ Lydia A. Gavalis Name: Lydia A. Gavalis Title: Manager~~

~~HL LARGE BUYOUT CLUB FUND VII BY: HL LARGE BUYOUT CLUB FUND VI GP S.à r.l., ITS GENERAL PARTNER By: /s/ Lydia A. Gavalis Name: Lydia A. Gavalis Title: Manager~~

~~HL VENTURE CAPITAL CLUB FUND II BY: HL VENTURE CAPITAL CLUB FUND II GP S.À.R.L., ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~
~~NEW FINANCE STREET L.P. BY: NEW FINANCE STREET GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HK ORIENTAL PEARL, LPF BY: HAMILTON LANE ASSET MANAGEMENT (HK) LIMITED, ITS GENERAL PARTNER By: /s/ Lydia A. Gavalis Name: Lydia A. Gavalis  Title: Director~~

~~HUDSON RIVER CO-INVESTMENT FUND IV L.P.~~

~~BY: HAMILTON LAND HUDSON RIVER COINVESTMENT FUND IV GP LLC, ITS GENERAL PARTNER~~

~~BY: HAMILTON LANE ADVISORS, L.L.C., ITS MANAGING MEMBER~~

~~By: /s/ Kristin Jumper~~

~~Name: Kristin Jumper~~

~~Title:   Assistant Secretary~~

~~HL BILLY IMPACT PE MASTER FUND LP BY: HL BILLY IMPACT PE FUND GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~KOREA HL STRATEGIC INFRASTRUCTURE MASTER FUND, LP BY: KOREA HL STRATEGIC INFRASTRUCTURE FUND GP, LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~KIC HL CO-INVESTMENT FUND, LP BY: KIC HL CO-INVESTMENT FUND GP, LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~KIC HL CO-INVESTMENT MASTER FUND, LP BY: KIC HL CO-INVESTMENT FUND GP, LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Authorized Person~~

~~KOREA HL STRATEGIC INFRASTRUCTURE MASTER FUND II, LP BY: KOREA HL STRATEGIC INFRASTRUCTURE F UND II GP, LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~MMAA HL CO-INVESTMENT MASTER FUND, LP BY: MMAA HL CO-INVESTMENT FUND GP, LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~EDGEWOOD PARTNERS IV LP BY: HL EDGEWOOD GP IV LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~NEW YORK CREDIT SBIC FUND II LP BY: NEW YORK CREDIT SBIC FUND GP II LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL PPLUS CO-INVEST FUND LP BY: HL PPLUS CO-INVEST FUND GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL PNB SMA MASTER FUND LP BY: HL PNB SMA GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HL STRATEGIC RE IRISH HOLDINGS LLC BY: HAMILTON LANE ADVISORS, L.L.C., ITS MANAGER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Authorized Person~~

~~SMART AIR AND ENERGY MASTER FUND LP BY: SMART AIR AND ENERGY FUND GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE PE PROGRAM MASTER FUND L.P. BY: HAMILTON LANE PE PROGRAM GP, LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE VA RE SMA, LP BY: HAMILTON LANE VA RE SMA GP, LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~MORAN REAL ASSET FUND IV, L.P. BY: HL MORAN GP LLC, ITS GENERAL PARTNER By: /s/ Kristin Jumper Name: Kristin Jumper Title: Assistant Secretary~~

~~HAMILTON LANE PRIVATE MARKETS FUND Y TREE CLIENTS (EQUITY) LP~~

~~BY: HAMILTON LANE PRIVATE MARKETS FUND Y TREE CLIENTS (EQUITY) GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name: Kristin Jumper~~

~~Title:   Assistant Secretary~~

FLAT ROCK GLOBAL, LLC By: /s/ Ryan Ripp Name: Ryan Ripp Title: Chief Financial Officer

FLAT ROCK OPPORTUNITY FUND By: /s/ Ryan Ripp Name: Ryan Ripp Title: Chief Financial Officer

FLAT ROCK CORE INCOME FUND By: /s/ Ryan Ripp Name: Ryan Ripp Title: Chief Financial Officer

FLAT ROCK ENHANCED INCOME FUND By: /s/ Ryan Ripp Name: Ryan Ripp Title: Chief Financial Officer

EXHIBIT INDEX

Verifications Pursuant to Rule 0-2(d)	Exhibit A
Resolutions of the Board of Trustees of Flat Rock Opportunity Fund, Flat Rock Core Income Fund and Flat Rock Enhanced Income Fund	Exhibit B
Two Marked Copies of the Application Pursuant to Rule 0-5(e)	Exhibit C

EXHIBIT A

VERIFICATION

The undersigned states that he ~~or she~~ has duly executed the foregoing Application for and on behalf of ~~each entity listed below~~Flat Rock Global, LLC, that he ~~or she~~ is the ~~authorized person of each~~Chief Financial Officer of such entity~~;~~  and that all action by officers, directors, and other bodies necessary to authorize ~~the undersigned~~deponent to execute and file such instrument has been taken. The undersigned further states that he ~~or she~~ is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his ~~or her~~ knowledge, information and belief.

FLAT ROCK GLOBAL, LLC By: /s/ Ryan Ripp Name: Ryan Ripp Title: Chief Financial Officer

~~HAMILTON LANE PRIVATE ASSETS FUND~~

~~By: /s/ Keith Kleinman~~

~~Name:~~	~~Keith Kleinman~~
~~Title:~~	~~Secretary~~

~~HAMILTON LANE PRIVATE~~
~~INFRASTRUCTURE FUND~~

~~By: /s/ Keith Kleinman~~

~~Name:~~	~~Keith Kleinman~~
~~Title:~~	~~Secretary~~

~~HL SCOPE RIC LLC~~

~~By: /s/ Keith Kleinman~~

~~Name:~~	~~Keith Kleinman~~
~~Title:~~	~~Secretary~~

~~HAMILTON LANE PRIVATE SECONDARY~~
~~FUND~~

~~By: /s/ Keith Kleinman~~

~~Name:~~	~~Keith Kleinman~~
~~Title:~~	~~Secretary~~

~~HAMILTON LANE VENTURE CAPITAL AND~~
~~GROWTH FUND~~

~~By: /s/ Keith Kleinman~~

~~Name:~~	~~Keith Kleinman~~
~~Title:~~	~~Secretary~~

~~HAMILTON LANE CREDIT INCOME FUND~~

~~By: /s/ Keith Kleinman~~

~~Name:~~	~~Keith Kleinman~~
~~Title:~~	~~Secretary~~

VERIFICATION

The undersigned states that he has duly executed the foregoing Application for and on behalf of Flat Rock Opportunity Fund that he is the Chief Financial Officer of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

FLAT ROCK OPPORTUNITY FUND By: /s/ Ryan Ripp Name: Ryan Ripp Title: Chief Financial Officer

~~HAMILTON LANE ADVISORS, L.L.C.~~

~~By: /s/ Lydia A. Gavalis~~

~~Name:~~	~~Lydia A. Gavalis~~
~~Title:~~	~~Secretary~~

~~2020 TACTICAL MARKET FUND LP~~

~~BY: 2020 TACTICAL MARKET GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~FIFTH STOCKHOLM CI SPV L.P.~~

~~BY: HL SECOND STOCKHOLM GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~FINANCE STREET AIV SPLITTER L.P.~~

~~BY: FINANCE STREET GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~FLORIDA GROWTH FUND II LLC~~

~~BY: HL FLORIDA GROWTH LLC, ITS~~
~~MANAGER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~GREEN CORE FUND, L.P.~~

~~BY: GREEN CORE GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE CO-INVESTMENT FUND IV HOLDINGS LP~~

~~BY: HAMILTON LANE CO-INVESTMENT GP~~
~~IV LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE CO-INVESTMENT FUND IV HOLDINGS-2 LP~~

~~BY: HAMILTON LANE CO-INVESTMENT GP~~
~~IV LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE NM FUND I LP~~

~~BY: HL NM FUND I GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE PRIVATE EQUITY FUND X HOLDINGS LP~~

~~BY: HAMILTON LANE GP X LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, CREDIT SERIES~~

~~BY: HL PMOF GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, FUND-OF-FUNDS SERIES~~

~~BY: HL PMOF GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, FUND-OF-FUNDS SERIES II~~

~~BY: HL PMOF GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE - RAYTHEON TECHNOLOGIES PENSION EMERGING MANAGERS, L.P.~~

~~BY: HAMILTON LANE – RAYTHEON~~
~~TECHNOLOGIES PENSION EMERGING~~
~~MANAGERS GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE SMID II HOLDINGS LP~~

~~BY: HAMILTON LANE GLOBAL SMID II GP,~~
~~ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND V (SERIES 2019) HOLDINGS LP~~

~~BY: HAMILTON LANE STRATEGIC~~
~~OPPORTUNITIES FUND V (SERIES 2019) GP~~
~~LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND VI (SERIES 2020) HOLDINGS LP~~

~~BY: HAMILTON LANE STRATEGIC~~
~~OPPORTUNITIES FUND VI (SERIES 2020) GP~~
~~LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND VII GP LLC, ITS~~

~~BY: HAMILTON LANE STRATEGIC~~
~~OPPORTUNITIES FUND VII GP, LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE VENTURE CAPITAL FUND LP, SERIES 2020~~

~~BY: HAMILTON LANE VENTURE CAPITAL~~
~~FUND GP, LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE VENTURE CAPITAL FUND LP, SERIES 2021~~

~~BY: HAMILTON LANE VENTURE CAPITAL~~
~~FUND GP, LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE VENTURE CAPITAL FUND LP, SERIES 2022~~

~~BY: HAMILTON LANE VENTURE CAPITAL~~
~~FUND GP, LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE-CARPENTERS PARTNERSHIP FUND V L.P.~~

~~BY: HLA CARPENTERS V LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS LP, SERIES H2~~

~~BY: HL INTERNATIONAL INVESTORS GP~~
~~LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL-HP GLOBAL INVESTMENTS LP~~

~~BY: HL-HP GLOBAL INVESTMENTS GP, LLC,~~
~~ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HLSF V HOLDINGS LP~~

~~BY: HAMILTON LANE SECONDARY FUND V~~
~~GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HLSF V HOLDINGS LP 2~~

~~BY: HAMILTON LANE SECONDARY FUND V~~
~~GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~NAKHODA LANE FUND L.P.~~

~~BY: NAKHODA LANE FUND GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~NAKHODA LANE FUND DE SPV LP~~

~~BY: NAKHODA LANE FUND GP LLC, ITS~~

~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~SRCS HL PE 1 (MASTER) LP~~

~~BY: SR HL PE 1 GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE/NYSCRF ISRAEL INVESTMENT FUND L.P.~~

~~BY: HL/NY ISRAEL INVESTMENT FUND GP~~
~~LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL ENPAM FUND SPLITTER LP~~

~~BY: HL ENPAM SPLITTER GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL IMPACT HOLDINGS LP~~

~~BY: HL IMPACT FUND GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL IMPACT II HOLDINGS LP~~

~~BY: HL IMPACT FUND GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS L.P. SERIES M~~

~~BY: HL INTERNATIONAL INVESTORS GP~~
~~LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS L.P. SERIES N~~

~~BY: HL INTERNATIONAL INVESTORS GP~~
~~LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS L.P. SERIES O~~

~~BY: HL INTERNATIONAL INVESTORS GP~~
~~LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS L.P. SERIES Q~~

~~BY: HL INTERNATIONAL INVESTORS GP~~
~~LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS LP SERIES I~~

~~BY: HL INTERNATIONAL INVESTORS GP~~
~~LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS LP, HL SECONDARY OPPORTUNITIES 2018 SERIES~~

~~BY: HL INTERNATIONAL INVESTORS GP~~
~~LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS LP, SERIES H1~~

~~BY: HL INTERNATIONAL INVESTORS GP~~
~~LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS LP, SERIES P~~

~~BY: HL INTERNATIONAL INVESTORS GP~~
~~LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL LARGE BUYOUT CLUB FUND V~~

~~BY: HL LARGE BUYOUT CLUB FUND V GP~~
~~SARL~~

~~By: /s/ Lydia A. Gavalis~~

~~Name:~~	~~Lydia A. Gavalis~~
~~Title:~~	~~Manager~~

~~HL LARGE BUYOUT CLUB FUND VI~~

~~BY: HL LARGE BUYOUT CLUB FUND VI GP~~
~~SARL~~

~~By: /s/ Lydia A. Gavalis~~

~~Name:~~	~~Lydia A. Gavalis~~
~~Title:~~	~~Manager~~

~~HL MIRAS SECONDARY FUND LP~~

~~BY: HL EVERGREEN SECONDARY GP LLC,~~
~~ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL PRIVATE ASSETS HOLDINGS LP~~

~~BY: HL GPA GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL/AS GLOBAL COINVEST LP~~

~~BY: HL/AS GLOBAL COINVEST GP, LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HLSF IV HOLDINGS LP~~

~~BY: HAMILTON LANE SECONDARY FUND IV~~
~~GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL VENTURE CAPITAL CLUB FUND~~

~~BY: HL VENTURE CAPITAL CLUB FUND GP SARL~~

~~By: /s/ Lydia A. Gavalis~~

~~Name:~~	~~Lydia A. Gavalis~~
~~Title:~~	~~Manager~~

~~HUDSON RIVER CO-INVESTMENT FUND III L.P.~~

~~BY: HAMILTON LANE NEW YORK CO-~~
~~INVESTMENT III LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~INNOVATION LANE LP~~

~~BY: INNOVATION LANE GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~JATI PRIVATE EQUITY FUND III L.P.~~

~~BY: JATI GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~KPI-HAMILTON LANE MULTI-STRATEGY~~
~~FUND I MASTER LP~~

~~BY: KPI - HAMILTON LANE MULTI-~~
~~STRATEGY FUND I GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~KPS-HAMILTON LANE MULTI-STRATEGY~~
~~FUND I MASTER LP~~

~~BY: KPS - HAMILTON LANE MULTI-~~
~~STRATEGY FUND I GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~KTCU HL INFRASTRUCTURE MASTER FUND~~
~~LP~~

~~BY: KTCU INFRASTRUCTURE FUND GP LLC,~~
~~ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~LIBRA TAURUS PE FUND MASTER LP~~

~~BY: LIBRA TAURUS PE FUND GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~MORAN REAL ASSET FUND II, L.P.~~

~~BY: HL MORAN GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~MORAN REAL ASSET FUND III, L.P.~~

~~BY: HL MORAN GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~NEW YORK CREDIT CO-INVESTMENT FUND~~
~~II LP~~

~~BY: NEW YORK CREDIT CO-INVESTMENT~~
~~FUND GP II L.L.C., ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~NEW YORK CREDIT SBIC FUND L.P.~~

~~BY: NEW YORK CREDIT SBIC FUND GP LLC,~~
~~ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~RAPM NM SECONDARY OPPORTUNITY~~
~~FUND, L.P.~~

~~BY: HL NM SECONDARY OPPORTUNITY GP,~~
~~LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~RUSSELL INVESTMENTS HL PRIVATE~~
~~MARKETS CO-INVESTMENT MASTER FUND~~
~~LP~~

~~BY: RUSSELL INVESTMENTS HAMILTON~~
~~LANE GP SARL~~

~~By: /s/ Lydia A, Gavalis~~

~~Name:~~	~~Lydia A. Gavalis~~
~~Title:~~	~~Manager~~

~~RUSSELL INVESTMENTS HL PRIVATE~~
~~MARKETS SECONDARY MASTER FUND LP~~

~~BY: RUSSELL INVESTMENTS HAMILTON~~
~~LANE GP SARL~~

~~By: /s/ Lydia A, Gavalis~~

~~Name:~~	~~Lydia A. Gavalis~~
~~Title:~~	~~Manager~~

~~SIXTH STOCKHOLM CI-SPV LP~~

~~BY: HL SECOND STOCKHOLM GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~SRE HL PE 1 (MASTER) LP~~

~~BY: SR HL PE 1 GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~SREH HL PE 1 (MASTER) LP~~

~~BY: SR HL PE 1 GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~SRZ HL PE 1 (MASTER) LP~~

~~BY: SR HL PE 1 GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~TARRAGON MASTER FUND LP~~

~~BY: TARRAGON GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~TOWER BRIDGE SELECT OPPORTUNITIES -~~
~~A MASTER FUND LP~~

~~BY: TOWER BRIDGE SELECT~~
~~OPPORTUNITIES - A MASTER FUND GP LLC,~~
~~ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~TTCPFS HL INVESTMENTS SPLITTER AIV~~
~~FUND LP~~

~~BY: TTCPFS HL INVESTMENTS SPLITTER~~
~~AIV FUND GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~UTAH REAL ASSETS PORTFOLIO, LP~~
~~BY: HL UTES GP LLC, ITS GENERAL~~

~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE SECONDARY FUND V~~
~~INTERNATIONAL SERIES FUND LP, SERIES 2~~

~~BY: HAMILTON LANE SECONDARY FUND V~~
~~GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE INFRASTRUCTURE FUND~~
~~HOLDINGS LP~~

~~BY: HL REAL ASSETS GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE INFRASTRUCTURE FUND~~
~~HOLDINGS-2 LP~~

~~BY: HL REAL ASSETS GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE EQUITY OPPORTUNITIES~~
~~FUND V HOLDING LP~~

~~BY: HAMILTON LANE EQUITY~~
~~OPPORTUNITIES GP V LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE EQUITY OPPORTUNITIES~~
~~FUND V HOLDING-2 LP~~

~~BY: HAMILTON LANE EQUITY~~
~~OPPORTUNITIES GP V LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~ASTRO MASTER FUND III LP~~

~~BY: HL ASTRO FUND III GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~DRAGON HL L.P.~~

~~BY: HL PENHA GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~EDGEWOOD PARTNERS II LP~~

~~BY: HL EDGEWOOD GP II LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~EDGEWOOD PARTNERS III, L.P.~~

~~BY: HL EDGEWOOD GP III LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE CAPITAL TOWER FUND LP~~

~~BY: HAMILTON LANE SPV GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE STRATEGIC~~
~~OPPORTUNITIES FUND VIII HOLDINGS LP~~

~~BY: HAMILTON LANE STRATEGIC~~
~~OPPORTUNITIES FUND VIII GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE VENTURE ACCESS FUND I~~
~~HOLDINGS LP~~

~~BY: HAMILTON LANE VENTURE ACCESS~~
~~FUND I GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE/NYSCRF ISRAEL~~
~~INVESTMENT FUND II LP~~

~~BY: HL/NY ISRAEL INVESTMENT FUND II GP~~
~~LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL ADVANCED SUSTAINABLE TOTAL~~
~~RETURN OPPORTUNITIES FUND III~~

~~BY: HL ASTRO FUND III GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL ENVIRONMENTAL FUND LP~~

~~BY: HL ENVIRONMENT FUND GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL P PLUS ESG CO-INVEST FUND I LP~~

~~BY: HL P PLUS CO-INVEST FUND I GP LLC,~~
~~ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL REAL ASSET OPPORTUNITIES -~~
~~A MASTER FUND LP~~

~~BY: HL REAL ASSET OPPORTUNITIES - A~~
~~MASTER FUND GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~PENHA FUND I L.P.~~

~~BY: HL PENHA GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~PENHA FUND II L.P.~~

~~BY: HL PENHA GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~PHOENIX HL L.P.~~

~~BY: HL PENHA GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~DIRECT CREDIT FUND LP~~

~~BY: RUSSELL INVESTMENTS HAMILTON~~
~~LANE DE GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~SMART CLEAN AIR AND ENERGY FUND LP~~

~~BY: SMART CLEAN AIR AND ENERGY FUND~~
~~GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~WPP HL CREDIT OPPORTUNITIES FUND LP~~

~~BY: WPP HL CREDIT OPPORTUNITIES FUND~~
~~GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~SIXTH STOCKHOLM GLOBAL PRIVATE~~
~~EQUITY LP~~

~~BY: HL SECOND STOCKHOLM GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL CANADA HEALTH LP~~

~~BY: HL CANADA HEALTH GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~CLAL HAMILTON LANE CREDIT~~
~~INTERNATIONAL SCOPE JV, L.P.~~

~~BY: HL CLAL CREDIT GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~CLAL HAMILTON LANE CREDIT~~
~~INTERNATIONAL SO VII JV, LP~~

~~BY: HL CLAL CREDIT GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL ALPHA CI SPV LP~~

~~BY: HL EIA CI SPV GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~ETHMAR TECHNOLOGY MASTER FUND LP~~

~~BY: HL ETHMAR TECHNOLOGY FUND GP,~~
~~LLC~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~APA HOLDINGS LP~~

~~BY: APA GP, LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE EQUITY OPPORTUNITIES~~
~~FUND V-A LP~~

~~BY: HAMILTON LANE EQUITY~~
~~OPPORTUNITIES GP V LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE EQUITY OPPORTUNITIES~~
~~FUND V-B LP~~

~~BY: HAMILTON LANE EQUITY~~
~~OPPORTUNITIES GP V LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE EQUITY OPPORTUNITIES~~
~~FUND VI-A LP~~

~~BY: HAMILTON LANE EQUITY~~
~~OPPORTUNITIES GP VI LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE EQUITY OPPORTUNITIES~~
~~FUND VI-B LP~~

~~BY: HAMILTON LANE EQUITY~~
~~OPPORTUNITIES GP VI LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE EQUITY OPPORTUNITIES~~
~~FUND VI HOLDINGS LP~~

~~BY: HAMILTON LANE EQUITY~~
~~OPPORTUNITIES GP VI LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE EQUITY OPPORTUNITIES~~
~~FUND VI HOLDINGS-2 LP~~

~~BY: HAMILTON LANE EQUITY~~
~~OPPORTUNITIES GP VI LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL GLOBAL VENTURE CAPITAL AND~~
~~GROWTH CAYMAN HOLDINGS LP~~

~~BY: HL GLOBAL VENTURE CAPITAL AND~~
~~GROWTH CAYMAN HOLDINGS GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE EUROPEAN INVESTORS~~
~~SCA SICAV-RAIF - GPA INVESTMENTS SUB-~~
~~FUND~~

~~BY: HL EUROPEAN INVESTORS GP S.À.R.L.,~~
~~ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL PRIVATE INFRA FUND CAYMAN~~
~~HOLDINGS LP~~

~~BY: HL PRIVATE INFRA CAYMAN HOLDINGS~~
~~GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE IMPACT FUND II LP~~

~~BY: HL IMPACT FUND II GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE IMPACT FUND III-A LP~~

~~BY: HL IMPACT FUND III GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE IMPACT FUND III-B LP~~

~~BY: HL IMPACT FUND III GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL IMPACT III HOLDINGS LP~~

~~BY: HL IMPACT FUND III GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE INFRASTRUCTURE~~
~~OPPORTUNITIES FUND II LP~~

~~BY: HL INFRASTRUCTURE OPPORTUNITIES~~
~~FUND II GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE INFRASTRUCTURE~~
~~OPPORTUNITIES FUND II HOLDINGS LP~~

~~BY: HL INFRASTRUCTURE OPPORTUNITIES~~
~~FUND II GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE INFRASTRUCTURE~~
~~OPPORTUNITIES FUND II HOLDINGS-2 LP~~

~~BY: HL INFRASTRUCTURE OPPORTUNITIES~~
~~FUND II GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE INFRASTRUCTURE~~
~~OPPORTUNITIES FUND LP~~

~~BY: HL REAL ASSETS GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE NATIONAL SMALL~~
~~BUSINESS CREDIT FUND, LP~~

~~BY: HAMILTON LANE NATIONAL SMALL~~
~~BUSINESS CREDIT FUND GP, LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL PRIVATE MARKETS ACCESS HOLDINGS~~
~~SCSP~~

~~BY: HL PRIVATE MARKETS ACCESS GP S.À.R.L.,~~
~~ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE RE OPPORTUNITIES FUND~~
~~I LP~~

~~BY: HAMILTON LANE RE OPPORTUNITIES~~
~~FUND I GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE RE OPPORTUNITIES FUND~~
~~I LP (SERIES B)~~

~~BY: HAMILTON LANE RE OPPORTUNITIES~~
~~FUND I GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE RE OPPORTUNITIES FUND~~
~~I LP (SERIES A)~~

~~BY: HAMILTON LANE RE OPPORTUNITIES~~
~~FUND I GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE SECONDARY FUND VI-A~~
~~LP~~

~~BY: HAMILTON LANE SECONDARY FUND VI~~
~~GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE SECONDARY FUND VI-B~~
~~LP~~

~~BY: HAMILTON LANE SECONDARY FUND VI~~
~~GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE SECONDARY FUND VI-D~~
~~SCSP-RAIF~~

~~BY: HL EUROPEAN INVESTORS GP S.À.R.L.,~~
~~ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HLSF VI HOLDINGS 3 LP~~

~~BY: HAMILTON LANE SECONDARY FUND VI~~
~~GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HLSF VI BLOCKER (CAYMAN) LP~~

~~BY: HAMILTON LANE SECONDARY FUND VI~~
~~GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HLSF VI BLOCKER (DE) LP~~

~~BY: HAMILTON LANE SECONDARY FUND VI~~
~~GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL SCOPE MASTER SICAV-RAIF SCSP~~

~~BY: HAMILTON LANE ADVISORS, L.L.C.~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL SCOPE HOLDINGS S.À.R.L.~~

~~BY: HAMILTON LANE ADVISORS, L.L.C.~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL SMALL CAP ACCESS FUND LP~~

~~BY: HAMILTON LANE ADVISORS, L.L.C.~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE STRATEGIC~~
~~OPPORTUNITIES FUND IX-A LP~~

~~BY: HAMILTON LANE STRATEGIC~~
~~OPPORTUNITIES FUND IX GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE STRATEGIC~~
~~OPPORTUNITIES FUND IX-B LP~~

~~BY: HAMILTON LANE STRATEGIC~~
~~OPPORTUNITIES FUND IX GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE STRATEGIC~~
~~OPPORTUNITIES FUND IX HOLDINGS-2 LP~~

~~BY: HAMILTON LANE STRATEGIC~~
~~OPPORTUNITIES FUND IX GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE STRATEGIC~~
~~OPPORTUNITIES FUND IX HOLDINGS LP~~

~~BY: HAMILTON LANE STRATEGIC~~
~~OPPORTUNITIES FUND IX GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL VAF I HOLDINGS TRANSACTION LP~~

~~BY: HAMILTON LANE VENTURE ACCESS~~
~~FUND I GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL GM PRIVATE MARKETS ACCESS FUND~~
~~LP~~

~~BY: HL GM PRIVATE MARKETS ACCESS~~
~~FUND GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL GROWTH EQUITY CLUB FUND~~

~~BY: HL GROWTH EQUITY CLUB FUND GP~~
~~S.À.R.L., ITS GENERAL PARTNER~~

~~By: /s/ Lydia A. Gavalis~~

~~Name:~~	~~Lydia A. Gavalis~~
~~Title:~~	~~Manager~~

~~HL LARGE BUYOUT CLUB FUND VII~~

~~BY: HL LARGE BUYOUT CLUB FUND VI GP~~
~~S.À.R.L., ITS GENERAL PARTNER~~

~~By: /s/ Lydia A. Gavalis~~

~~Name:~~	~~Lydia A. Gavalis~~
~~Title:~~	~~Manager~~

~~HL VENTURE CAPITAL CLUB FUND II~~

~~BY: HL VENTURE CAPITAL CLUB FUND II GP~~
~~S.À.R.L., ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Manager~~

~~NEW FINANCE STREET L.P.~~

~~BY: NEW FINANCE STREET GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HK ORIENTAL PEARL, LPF~~

~~BY: HAMILTON LANE ASSET MANAGEMENT~~
~~(HK) LIMITED, ITS GENERAL PARTNER~~

~~By: /s/ Lydia A. Gavalis~~

~~Name:~~	~~Lydia A. Gavalis~~
~~Title:~~	~~Director~~

~~HUDSON RIVER CO-INVESTMENT FUND IV~~
~~L.P.~~

~~BY: HAMILTON LAND HUDSON RIVER CO-~~
~~INVESTMENT FUND IV GP LLC, ITS~~
~~GENERAL PARTNER~~

~~BY: HAMILTON LANE ADVISORS, L.L.C., ITS~~
~~MANAGING MEMBER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Authorized Signatory~~

~~HL BILLY IMPACT PE MASTER FUND LP~~

~~BY: HL BILLY IMPACT PE FUND GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~KOREA HL STRATEGIC INFRASTRUCTURE~~
~~MASTER FUND, LP~~

~~BY: KOREA HL STRATEGIC~~
~~INFRASTRUCTURE FUND GP, LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~KIC HL CO-INVESTMENT FUND, LP~~

~~BY: KIC HL CO-INVESTMENT FUND GP, LLC,~~
~~ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~KIC HL CO-INVESTMENT MASTER FUND, LP~~

~~BY: KIC HL CO-INVESTMENT FUND GP, LLC,~~
~~ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Authorized Person~~

~~KOREA HL STRATEGIC INFRASTRUCTURE~~
~~MASTER FUND II, LP~~

~~BY: KOREA HL STRATEGIC~~
~~INFRASTRUCTURE F UND II GP, LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~MMAA HL CO-INVESTMENT MASTER FUND,~~
~~LP~~

~~BY: MMAA HL CO-INVESTMENT FUND GP,~~
~~LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~EDGEWOOD PARTNERS IV LP~~

~~BY: HL EDGEWOOD GP IV LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~NEW YORK CREDIT SBIC FUND II LP~~

~~BY: NEW YORK CREDIT SBIC FUND GP II~~
~~LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Principal~~

~~HL PPLUS CO-INVEST FUND LP~~

~~BY: HL PPLUS CO-INVEST FUND GP LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL PNB SMA MASTER FUND LP~~

~~BY: HL PNB SMA GP LLC, ITS~~
~~GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HL STRATEGIC RE IRISH HOLDINGS LLC~~

~~BY: HAMILTON LANE ADVISORS, L.L.C., ITS~~
~~MANAGER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Authorized Person~~

~~SMART AIR AND ENERGY MASTER FUND LP~~

~~BY: SMART AIR AND ENERGY FUND GP LLC,~~
~~ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE PE PROGRAM MASTER~~
~~FUND L.P.~~

~~BY: HAMILTON LANE PE PROGRAM GP,~~
~~LLC, ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE VA RE SMA, LP~~

~~BY: HAMILTON LANE VA RE SMA GP, LLC,~~
~~ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~MORAN REAL ASSET FUND IV, L.P.~~

~~BY: HL MORAN GP LLC, ITS GENERAL~~
~~PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE PRIVATE MARKETS FUND~~
~~Y TREE CLIENTS (EQUITY) LP~~

~~BY: HAMILTON LANE PRIVATE MARKETS~~
~~FUND Y TREE CLIENTS (EQUITY) GP LLC,~~
~~ITS GENERAL PARTNER~~

~~By: /s/ Kristin Jumper~~

~~Name:~~	~~Kristin Jumper~~
~~Title:~~	~~Assistant Secretary~~

VERIFICATION

The undersigned states that he has duly executed the foregoing Application for and on behalf of Flat Rock Core Income Fund, that he is the Chief Financial Officer of such fund and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

FLAT ROCK CORE INCOME FUND By: /s/ Ryan Ripp
Name:	Ryan Ripp
Title:	Chief Financial Officer

VERIFICATION

The undersigned states that he has duly executed the foregoing Application for and on behalf of Flat Rock Enhanced Income Fund, that he is the Chief Financial Officer of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

FLAT ROCK ENHANCED INCOME FUND By: /s/ Ryan Ripp
Name:	Ryan Ripp
Title:	Chief Financial Officer

~~SCHEDULE A~~

~~GREEN CORE FUND, L.P.~~

~~HAMILTON LANE/NYSCRF ISRAEL INVESTMENT FUND L.P.~~

~~KPS-HAMILTON LANE MULTI-STRATEGY FUND I MASTER LP~~

~~LIBRA TAURUS PE FUND MASTER LP~~

~~SRE HL PE 1 (MASTER) LP~~

~~SREH HL PE 1 (MASTER) LP~~

~~SRZ HL PE 1 (MASTER) LP~~

~~TARRAGON MASTER FUND LP~~

~~HAMILTON LANE INFRASTRUCTURE OPPORTUNITIES FUND II HOLDINGS LP~~

~~HAMILTON LANE INFRASTRUCTURE OPPORTUNITIES FUND II HOLDINGS-2 LP~~

~~HAMILTON LANE EQUITY OPPORTUNITIES FUND V HOLDING LP~~

~~HAMILTON LANE EQUITY OPPORTUNITIES FUND V HOLDING-2 LP~~

~~EDGEWOOD PARTNERS III, L.P.~~

~~HAMILTON LANE CAPITAL TOWER FUND LP~~

~~HL ENVIRONMENTAL FUND LP~~

~~HL LARGE BUYOUT CLUB FUND VII~~

~~HL P PLUS ESG CO-INVEST FUND I LP~~

~~SIXTH STOCKHOLM GLOBAL PRIVATE EQUITY LP~~

~~HL CANADA HEALTH LP~~

~~CLAL HAMILTON LANE CREDIT INTERNATIONAL SCOPE JV, L.P.~~

~~CLAL HAMILTON LANE CREDIT INTERNATIONAL SO VII JV, LP~~

~~HL ALPHA CI SPV LP~~

~~ETHMAR TECHNOLOGY MASTER FUND LP~~

~~APA HOLDINGS LP~~

~~HAMILTON LANE EQUITY OPPORTUNITIES FUND VI-A LP~~

~~HAMILTON LANE EQUITY OPPORTUNITIES FUND VI-B LP~~

~~HAMILTON LANE EQUITY OPPORTUNITIES FUND VI HOLDINGS LP~~

~~HAMILTON LANE EQUITY OPPORTUNITIES FUND VI HOLDINGS-2 LP~~

~~HL GLOBAL VENTURE CAPITAL AND GROWTH CAYMAN HOLDINGS LP~~

~~HAMILTON LANE EUROPEAN INVESTORS SCA SICAV-RAIF - GPA INVESTMENTS SUB-FUND~~

~~HL PRIVATE INFRA FUND CAYMAN HOLDINGS LP~~

~~HAMILTON LANE IMPACT FUND II LP~~

~~HL IMPACT II HOLDINGS LP~~

~~HAMILTON LANE IMPACT FUND III-A LP~~

~~HAMILTON LANE IMPACT FUND III-B LP~~

~~HL IMPACT III HOLDINGS LP~~

~~HAMILTON LANE INFRASTRUCTURE OPPORTUNITIES FUND II LP~~

~~HAMILTON LANE INFRASTRUCTURE OPPORTUNITIES FUND LP~~

~~HAMILTON LANE NATIONAL SMALL BUSINESS CREDIT FUND, LP~~

~~HAMILTON LANE NM FUND I LP~~

~~HL PRIVATE MARKETS ACCESS HOLDINGS SCSP~~

~~HAMILTON LANE RE OPPORTUNITIES FUND I LP~~

~~HAMILTON LANE RE OPPORTUNITIES FUND I LP (SERIES B)~~

~~HAMILTON LANE RE OPPORTUNITIES FUND I LP (SERIES A)~~

~~HAMILTON LANE SECONDARY FUND VI-D SCSP-RAIF~~

~~HLSF VI HOLDINGS 3 LP~~

~~HLSF VI BLOCKER (CAYMAN) LP~~

~~HLSF VI BLOCKER (DE) LP~~

~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND IX HOLDINGS-2 LP~~

~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND IX HOLDINGS LP~~

~~HL VAF I HOLDINGS TRANSACTION LP~~

~~HL GM PRIVATE MARKETS ACCESS FUND LP~~

~~HL GROWTH EQUITY CLUB FUND~~

~~HL VENTURE CAPITAL CLUB FUND II~~

~~NEW FINANCE STREET L.P.~~

~~HK ORIENTAL PEARL, LPF~~

~~HUDSON RIVER CO-INVESTMENT FUND IV L.P.~~

~~HL BILLY IMPACT PE MASTER FUND LP~~

~~KOREA HL STRATEGIC INFRASTRUCTURE MASTER FUND, LP~~

~~KIC HL CO-INVESTMENT FUND, LP~~

~~KIC HL CO-INVESTMENT MASTER FUND, LP~~

~~KOREA HL STRATEGIC INFRASTRUCTURE MASTER FUND II, LP~~

~~MMAA HL CO-INVESTMENT MASTER FUND, LP~~

~~PENHA FUND I L.P.~~

~~EDGEWOOD PARTNERS IV LP~~

~~NEW YORK CREDIT SBIC FUND II LP~~

~~HL PPLUS CO-INVEST FUND LP~~

~~HL PNB SMA MASTER FUND LP~~

~~HL STRATEGIC RE IRISH HOLDINGS LLC~~

~~SMART AIR AND ENERGY MASTER FUND LP~~

~~HAMILTON LANE PE PROGRAM MASTER FUND L.P.~~

~~HAMILTON LANE VA RE SMA, LP~~

~~MORAN REAL ASSET FUND IV, L.P.~~

~~HAMILTON LANE PRIVATE MARKETS FUND Y TREE CLIENTS (EQUITY) LP~~

~~EDGEWOOD PARTNERS II LP~~

~~HAMILTON LANE INFRASTRUCTURE FUND HOLDINGS LP~~

~~HAMILTON LANE INFRASTRUCTURE FUND HOLDINGS-2 LP~~

~~HAMILTON LANE VENTURE ACCESS FUND I HOLDINGS LP~~

~~HL-HP GLOBAL INVESTMENTS LP~~

~~SRCS HL PE 1 (MASTER) LP~~

~~HL PRIVATE ASSETS HOLDINGS LP~~

~~INNOVATION LANE LP~~

~~MORAN REAL ASSET FUND II, L.P.~~

~~MORAN REAL ASSET FUND III, L.P.~~

~~NEW YORK CREDIT CO-INVESTMENT FUND II LP~~

~~PENHA FUND II L.P.~~

~~PHOENIX HL L.P.~~

~~RUSSELL INVESTMENTS HL PRIVATE MARKETS CO-INVESTMENT MASTER FUND LP~~

~~RUSSELL INVESTMENTS HL PRIVATE MARKETS SECONDARY MASTER FUND LP~~

~~SIXTH STOCKHOLM CI-SPV LP~~

~~TTCPFS HL INVESTMENTS SPLITTER AIV FUND LP~~

~~WPP HL CREDIT OPPORTUNITIES FUND LP~~

~~HAMILTON LANE EQUITY OPPORTUNITIES FUND V-A LP~~

~~HAMILTON LANE EQUITY OPPORTUNITIES FUND V-B LP~~

~~HAMILTON LANE SECONDARY FUND V INTERNATIONAL SERIES FUND LP, SERIES 2~~

~~RAPM NM SECONDARY OPPORTUNITY FUND, L.P.~~

~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND IX-A LP~~

~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND IX-B LP~~

~~2020 TACTICAL MARKET FUND LP~~

~~ASTRO MASTER FUND III LP~~

~~DIRECT CREDIT FUND LP~~

~~DRAGON HL L.P.~~

~~FIFTH STOCKHOLM CI SPV L.P.~~

~~FINANCE STREET AIV SPLITTER L.P.~~

~~FLORIDA GROWTH FUND II LLC~~

~~HAMILTON LANE - RAYTHEON TECHNOLOGIES PENSION EMERGING MANAGERS, L.P.~~

~~HAMILTON LANE CO-INVESTMENT FUND IV HOLDINGS LP~~

~~HAMILTON LANE CO-INVESTMENT FUND IV HOLDINGS-2 LP~~

~~HAMILTON LANE PRIVATE EQUITY FUND X HOLDINGS LP~~

~~HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, CREDIT SERIES~~

~~HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, FUND-OF-FUNDS SERIES~~

~~HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, FUND-OF-FUNDS SERIES II~~

~~HAMILTON LANE SECONDARY FUND VI-A LP~~

~~HAMILTON LANE SECONDARY FUND VI-B LP~~

~~HAMILTON LANE SMID II HOLDINGS LP~~

~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND V (SERIES 2019) HOLDINGS LP~~

~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND VI (SERIES 2020) HOLDINGS LP~~

~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND VII HOLDINGS LP~~

~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND VIII HOLDINGS LP~~

~~HAMILTON LANE VENTURE CAPITAL FUND LP, SERIES 2020~~

~~HAMILTON LANE VENTURE CAPITAL FUND LP, SERIES 2021~~

~~HAMILTON LANE VENTURE CAPITAL FUND LP, SERIES 2022~~

~~HAMILTON LANE/NYSCRF ISRAEL INVESTMENT FUND II LP~~

~~HAMILTON LANE-CARPENTERS PARTNERSHIP FUND V L.P.~~

~~HL ADVANCED SUSTAINABLE TOTAL RETURN OPPORTUNITIES FUND III~~

~~HL ENPAM FUND SPLITTER LP~~

~~HL IMPACT HOLDINGS LP~~

~~HL INTERNATIONAL INVESTORS L.P. SERIES M~~

~~HL INTERNATIONAL INVESTORS L.P. SERIES N~~

~~HL INTERNATIONAL INVESTORS L.P. SERIES O~~

~~HL INTERNATIONAL INVESTORS L.P. SERIES Q~~

~~HL INTERNATIONAL INVESTORS LP SERIES I~~

~~HL INTERNATIONAL INVESTORS LP~~

~~HL SECONDARY OPPORTUNITIES 2018 SERIES~~

~~HL INTERNATIONAL INVESTORS LP, SERIES H1~~

~~HL INTERNATIONAL INVESTORS LP, SERIES H2~~

~~HL INTERNATIONAL INVESTORS LP, SERIES P~~

~~HL LARGE BUYOUT CLUB FUND V~~

~~HL LARGE BUYOUT CLUB FUND VI~~

~~HL MIRAS SECONDARY FUND LP~~

~~HL REAL ASSET OPPORTUNITIES - A MASTER FUND LP~~

~~HL/AS GLOBAL COINVEST LP~~

~~HLSF IV HOLDINGS LP~~

~~HLSF V HOLDINGS LP~~

~~HLSF V HOLDINGS LP 2~~

~~HUDSON RIVER CO-INVESTMENT FUND III L.P.~~

~~JATI PRIVATE EQUITY FUND III L.P.~~

~~KPI-HAMILTON LANE MULTI-STRATEGY FUND I MASTER LP~~

~~KTCU HL INFRASTRUCTURE MASTER FUND LP~~

~~NAKHODA LANE FUND DE SPV LP~~

~~NAKHODA LANE FUND L.P.~~

~~NEW YORK CREDIT SBIC FUND L.P.~~

~~SMART CLEAN AIR AND ENERGY FUND LP~~

~~TOWER BRIDGE SELECT OPPORTUNITIES - A MASTER FUND LP~~

~~UTAH REAL ASSETS PORTFOLIO, LP~~

~~HL SCOPE MASTER SICAV-RAIF SCSP~~

~~HL SCOPE HOLDINGS S.À.R.L.~~

~~HL SMALL CAP ACCESS FUND LP~~

~~Exhibit A~~

EXHIBIT ~~A~~B

Resolutions of the Board of Trustees of Flat Rock Opportunity Fund

Approval of Filing Section 17(d) Application for Co-Investment Relief

~~APPROVAL OF FILING SECTION 17(D) APPLICATION FOR CO-INVESTMENT RELIEF~~

~~Proposed Resolutions to be Adopted by the Trustees of Hamilton Lane Private Assets Fund, Hamilton Lane Private Infrastructure Fund, Hamilton Lane Private Secondary Fund, Hamilton Lane Venture Capital and Growth Fund and Hamilton Lane Credit Income Fund~~

WHEREAS, the Board of Trustees (the “Board”) of the Flat Rock Opportunity Fund (the “Fund”) deems it is advisable and in the best interest of ~~each of Hamilton Lane Private Assets Fund, Hamilton Lane Private Infrastructure Fund, Hamilton Lane Private Secondary Fund, Hamilton Lane Venture Capital and Growth Fund and Hamilton Lane Credit Income Fund (together, the “Funds”)~~the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the officers the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name and on behalf of the Fund, to prepare, execute, and cause to be filed with the Commission an Application for an Order of Exemption, substantially in the form as previously provided to the Board, and any amendments thereto, pursuant to Section 17(d) of the 1940 Act, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act; and it is further

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further

RESOLVED, that any and all actions previously taken by the Fund or any of its trustees or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

Resolutions of the Board of Trustees of Flat Rock Core Income Fund

Approval of Filing Section 17(d) Application for Co-Investment Relief

WHEREAS, the Board of Trustees (the “Board”) of the Flat Rock Core Income Fund (the “Fund”) deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the officers ~~of Hamilton Lane Advisors, L.L.C., and the Funds~~the Fund be, and each of them hereby is, authorized and directed on behalf of the ~~Funds~~Fund and in ~~their~~its name and on behalf of the ~~Funds~~Fund, to prepare, execute, and cause to be filed with the Commission an Application for an Order of Exemption, substantially in the form as previously provided to the Board, and any amendments thereto, pursuant to Section 17(d) of the 1940 Act, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act; and it is further

RESOLVED, that the officers of the ~~Funds~~Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further

RESOLVED, that any and all actions previously taken by the ~~Funds~~Fund or any of ~~their directors,~~its trustees or officers~~, as applicable,~~  in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the ~~Funds~~Fund.

Resolutions of the Board of Trustees of Flat Rock Enhanced Income Fund

Approval of Filing Section 17(d) Application for Co-Investment Relief

~~APPROVAL OF FILING SECTION 17(D) APPLICATION FOR CO-INVESTMENT RELIEF~~

~~Proposed Resolutions to be Adopted by the Directors HL SCOPE RIC LLC~~

WHEREAS, the Board of ~~Directors~~Trustees (the “Board”) of the Flat Rock Enhanced Income Fund (the “Fund”) deems it is advisable and in the best interest of ~~HL SCOPE RIC LLC (~~the ~~“~~Fund~~”)~~  to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the officers of ~~Hamilton Lane Advisors, L.L.C., and~~ the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in ~~their~~its name and on behalf of the Fund, to prepare, execute, and cause to be filed with the Commission an Application for an Order of Exemption, substantially in the form as previously provided to the Board, and any amendments thereto, pursuant to Section 17(d) of the 1940 Act, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act; and it is further

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further

RESOLVED, that any and all actions previously taken by the Fund or any of ~~their directors,~~its trustees or officers~~, as applicable,~~  in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

EXHIBIT C

Two Marked Copies of the Application Pursuant to Rule 0-5(e)

[See Attached]